UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Soliciting Material Pursuant to Section 240.14a-12

BOWNE & CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Bowne & Co., Inc.
55 Water Street
New York, New York 10041

David J. Shea Chairman and Chief Executive Officer

April 15, 2009

Dear Fellow Stockholder,

I am pleased to invite you to the Annual Meeting of Stockholders of Bowne & Co., Inc. on Tuesday, May 19, 2009. Our meeting will begin at 10:00 a.m. local time at the Company’s corporate headquarters, located at 55 Water Street in New York City. Since space is very limited, we are requiring an admission ticket and ask that you request one by following the procedure on page 9 of this booklet. The facility has handicap access and requires a picture identification in order to enter the building.

At this year’s Annual Meeting, we will draw upon the theme of our 2008 Annual Report — “Efficiency • Flexibility • Expertise.” 2008 was one of the most challenging years in Bowne’s long history, but we’re pleased with the progress we’ve made on executing our strategy. We have leveraged technology to streamline our operating environment, have improved both the efficiency and flexibility of our operations, and have continued to benefit from the unparalled expertise of our 3,000 employees worldwide. We are well positioned to capture revenue opportunities quickly when the capital markets return, and we’ll share our vision and strategy at our 2009 Annual Meeting.

This booklet tells you how you can participate in the Annual Meeting via internet, telephone or mail registration. If you are not able to attend in person, you may still join us through a live webcast of the proceedings. To participate in the webcast, you must register online by following the easy instructions we will post on our website, www.bowne.com, beginning on or about May 8, 2009. Stockholders may also view our proxy statement, our annual report to stockholders and our annual report on Form 10-K by visiting www.proxydocs.com/bne or the Investor Relations section of our website (www.bowne.com). You may sign up for future internet distribution of these documents when you send your voting instructions for this Annual Meeting.

Your vote is important to Bowne, even if you cannot personally join us on May 19th. Regardless of your plans to attend, we ask that you return your signed voting instructions by one of the three methods described above so that your Bowne shares will be represented.

Cordially,

Bowne & Co., Inc.
55 Water Street
New York, New York 10041
(212) 924-5500

NOTICE OF ANNUAL MEETING

Stockholders of Bowne & Co., Inc. will hold their Annual Meeting on Tuesday, May 19, 2009, beginning at 10:00 A.M. (local time), at the Company’s offices at 55 Water Street, New York, New York. In order to attend the meeting in person, you must request a ticket of admission. A map of the area showing points of public transportation appears on the last page of this booklet.

The purpose of the Annual Meeting is to take action on three proposals:

Proposal One — To elect four nominees (Stephen V. Murphy, Gloria M. Portela, Vincent Tese, and Richard R. West) to serve on the Company’s Board of Directors for three-year terms.

Proposal Two — To approve the appointment of KPMG LLP as the Company auditors for the current fiscal year.

Proposal Three — To approve the Amended and Restated Bowne & Co., Inc. 1999 Incentive Compensation Plan.

The Board of Directors recommends that you vote IN FAVOR OF all proposals.

The Company’s proxy statement for the Annual Meeting appears on the following pages. The proxy statement discusses the three proposals and contains other information about the Company. It also explains how you may vote at the meeting in person or by proxy, and how you may do so using the internet, the telephone or enclosed voting card. Stockholders may act on additional business if the action is proper under Delaware law.

Only stockholders listed on the Company’s records at the close of business on April 1, 2009 may vote directly. Those who hold Company shares in street name may vote through their brokers, banks or other nominees. This proxy statement, proxy card and voting instructions, along with our 2008 Annual Report and 2008 Form 10-K, are being distributed on or about April 15, 2009.

April 15, 2009
By order of the Board of Directors,

Senior Vice President, General Counsel
and Corporate Secretary

PROXY STATEMENT

Proposal One — Election of Four Directors	1

Proposal Two — Appointment of Auditors	2

Proposal Three — Approval of Amended and Restated Bowne & Co., Inc. 1999 Incentive Compensation Plan	3

Your vote at the Annual Meeting	9
Who may vote?	9
Tickets required	9
How to vote shares registered in your own name	9
How to vote shares held by a broker	10
How will the representatives vote for you?	10
How to revoke voting instructions	10
How do we count votes?	10
If you give no instructions	10
Who pays for this solicitation?	11
Other business at the meeting	11
About this proxy statement	11
Webcast of the meeting	11
Results of the voting	11

Information about the nominees and other directors	12

The Board and its Committees	15
The Board of Directors	15
How directors are chosen	15
Corporate Governance Information	15
Director Independence	15
Executive Certifications	16
Communications with the Board	16
Committees of the Board	16
Compensation and Management Development Committee interlocks and insider participation	17
Participation at meetings	17
Compensation of directors	18

Report of the Audit Committee	21
Audit Committee Pre-Approval Policies and Procedures	22
Audit Services and Fees	22

Ownership of the common stock	23
Securities ownership of certain beneficial owners	23
Stock ownership of management	24

Report of the Compensation and Management Development Committee	26

Compensation Discussion and Analysis	30
Executive Summary	30
Objectives of Bowne’s Executive Compensation Programs	30
Analysis of Bowne’s Executive Compensation Programs	32
Impact of Regulatory Requirements	37
Conclusions	37

Summary Compensation Table	39

2008 Options Exercised and Stock Vested	43

2008 Pension Benefits	44

2008 Non-qualified Deferred Compensation	46

Termination Protection Agreements	48
Potential Payments Upon Termination or Change in Control	49

Certain Relationships and Related Transactions	50

Other Information	50
Proposals and nominations by stockholders	50
Section 16(a) Beneficial Ownership Reporting Compliance	51
About Form 10-K	51

This proxy statement is issued in connection with the 2009 Annual Meeting of Stockholders scheduled for May 19, 2009. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 15, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders Scheduled for May 19, 2009:

The Company’s Proxy Statement and Annual Report are available online at www.proxydocs.com/bne.

The Board of Directors urges you to give instructions to the Company’s representatives to vote on your behalf at the Annual Meeting. If you cannot attend, or you do not wish to vote by a written ballot at the meeting, these Company representatives will act in your place as your proxies, and they will cast your vote in the way you tell them to. The following pages explain how you can give your voting instructions to the Company representatives either using the internet, over the telephone, or by mailing the printed voting instructions card you received.

Proposal One — Election of Four Directors

The Board of Directors proposes the following four nominees for election as directors of the Company, and recommends that you vote IN FAVOR OF all four:

Stephen V. Murphy
Gloria M. Portela
Vincent Tese
Richard R. West

If you choose the Company representatives to cast your vote, they will vote in favor of the four nominees listed above, unless you tell them to do otherwise.

The election of each director requires a plurality of the votes cast at the Annual Meeting. A plurality is any number of shares, which is larger than the numbers cast for competing candidates. You may vote for any or all of the four nominees, but you may not cast more than one vote for any one nominee. For an explanation of how votes will be counted for this proposal, please see “How do we count votes?” on page 10. If a nominee becomes unable to serve before the meeting begins, the Company representatives may vote your Company shares in favor of a substitute nominee proposed by the Board of Directors.

The Company has three classes of directors with staggered terms of three years each so that the term of one class expires at each annual meeting. The Board of Directors has nominated Stephen V. Murphy, Gloria M. Portela, Vincent Tese and Richard R. West to “Class I.” If they are elected, their terms will expire at the Company’s Annual Meeting in 2012. After the election of four directors at the meeting, there will be a total of 11 members on the Board of Directors of the Company, divided among the three classes. The Board of Directors has determined that eight of the current 11 board members, including all of the four nominees for election as directors, will be “independent” directors as defined by the rules of the New York Stock Exchange.

The four nominees already serve as directors of the Company. They have consented to their nomination and agree to continue to serve as directors if the stockholders reelect them at the meeting. On pages 12 to 14 you will find biographies of all the current directors including the four nominees, which we have highlighted. For each director we have included his or her age on the date of the meeting and principal occupation during the last five years. Additional information about the Board of Directors itself and its standing committees begins on page 15.

Proposal Two — Appointment of Auditors

The Board of Directors proposes and recommends that you vote IN FAVOR OF approving the appointment of KPMG LLP as auditors of the Company.

If you choose the Company representatives to cast your vote, they will vote in favor of approving the appointment of KPMG LLP as auditors of the Company, unless you tell them to do otherwise.

Assuming the existence of a quorum at the Annual Meeting, the appointment of KPMG LLP to be auditors of the Company for the current fiscal year ending December 31, 2009 will be approved if a majority of all the votes cast at the Annual Meeting are in favor of approval.

On March 4, 2009, the Board of Directors ratified the Audit Committee’s selection of the independent registered public accounting firm of KPMG LLP to be auditors of the Company for the current fiscal year ending December 31, 2009. KPMG LLP has served as the Company’s auditors since 1998, and is independent with respect to the Company and its subsidiaries. KPMG LLP audits the Company’s financial statements and provides other professional services requested by the Company from time to time. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives of KPMG LLP will also have an opportunity to respond to appropriate questions from stockholders at the Annual Meeting. The professional services provided by KPMG LLP and the aggregate fees for those services rendered during the years ended December 31, 2008 and 2007 were as follows:

Audit Fees.  The aggregate fees billed for audit services for the years ended December 31, 2008 and 2007 were $1,720,712 and $1,812,484, respectively. Audit services include the audit of the financial statements included in the Company’s annual reports on Form 10-K, the audit of the effectiveness of the Company’s internal control over financial reporting, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, statutory audits of the Company’s foreign subsidiaries, and other services normally provided by the independent auditor in connection with statutory and regulatory filings. In addition, the aggregate fees billed for audit services for the year ended December 31, 2008 include $238,075 for additional services related to the completion of the 2007 audit of the Company’s financial statements, which were billed and paid during 2008.

Audit-Related Fees.  The aggregate fees billed for audit-related services in the years ended December 31, 2008 and 2007 were $140,500 and $116,975, respectively. Audit-related services include audits of the financial statements of the Company’s employee benefit plans, due diligence related to acquisition candidates and consultations concerning financial accounting and reporting standards.

Tax Fees.  The aggregate fees billed for tax compliance services in the years ended December 31, 2008 and 2007 were $75,511 and $53,484, respectively. Tax compliance services include the preparation and review of the Company’s domestic and international tax returns and assistance with tax audits. The aggregate fees billed for tax consulting and advisory services in the years ended December 31, 2008 and 2007 were $45,468 and $124,892, respectively. Tax consulting and advisory services include advice and planning related to state, local and foreign taxes.

All Other Fees.  There were no other services performed by KPMG LLP during the years ended December 31, 2008 and 2007 that were not included in the above categories.

Proposal Three — Approval of Amended and Restated Bowne & Co., Inc. 1999 Incentive Compensation Plan

The Board of Directors proposes and recommends that you vote IN FAVOR OF approving the Company’s amended and restated 1999 Incentive Compensation Plan.

The full text of the proposed amended and restated Bowne & Co., Inc. 1999 Incentive Compensation Plan (the “1999 Amended Plan”) appears in Appendix A to this Proxy Statement. The Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors approved the proposal at its regular meeting on March 25, 2009, subject to approval by stockholders. Assuming the existence of a quorum at the Annual Meeting, approval of the Company’s amended and restated 1999 Incentive Compensation Plan requires the affirmative vote of a majority of all the votes cast at the Annual Meeting. The proxies who will vote on your behalf at the meeting intend to vote to approve this proposal, unless you specify otherwise. Certain amendments to the 1999 Amended Plan will take effect on May 21, 2009 if stockholders vote at least a majority of the common stock at the meeting, whether represented in person or by proxy, in favor of approving the 1999 Amended Plan. Other amendments to the 1999 Amended Plan took effect on December 31, 2008, in accordance with applicable law. No shareholder approval was necessary with respect to those amendments.

The Bowne & Co., Inc. 1999 Incentive Compensation Plan (the “1999 Plan”) was originally adopted by the Board on February 25, 1999, approved by the stockholders on May 27, 1999 and amended by the stockholders on May 25, 2006. It was subsequently amended and restated effective December 31, 2008 to reflect the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”), and most recently amended on March 25, 2009 with respect to the issues now before you for approval. The 1999 Amended Plan, which allows for grants of stock options, stock appreciation rights (“SARs”), full-value stock-based awards, and cash awards to employees, non-employee directors and consultants of the Company and its subsidiaries, is an integral part of the Company’s pay-for-performance philosophy, which is more fully described in the “Compensation Discussion and Analysis” section of this Proxy Statement. Approval of the 1999 Amended Plan offers a number of important benefits to stockholders, including:

•	Alignment of Employee and Stockholder interests: By amending the 1999 Plan, the Company will have additional shares available for issuance to attract and retain superior talent, provide incentives and rewards for employees who contribute to the Company’s success, and thereby facilitate the alignment of employees’ and non-employee directors’ interests with those of the stockholders.

•	Ensures Tax Deductibility: Stockholder approval of the 1999 Amended Plan will ensure that awards under the 1999 Amended Plan continue to satisfy the requirements of Section 162(m) of the Code.

When the 1999 Plan was approved by stockholders in 1999, the total number of shares of Common Stock available under the 1999 Plan was 3,450,000, with no more than 300,000 shares of Common Stock to be used for full-value stock-based awards (e.g., restricted stock or performance-based restricted stock units). During the fourth quarter of 2004, the Company transferred 409,550 shares of Common Stock remaining under the 1992 Stock Option Plan and 967,950 shares of Common Stock remaining under the 1997 Stock Option Plan (that either had not previously been issued or were not subject to outstanding awards) to the 1999 Plan. These additional shares of Common Stock were made available for stock option grants only. In 2006, the 1999 Plan was amended to increase the available reserve by 3,000,000 shares. As of March 31, 2009, the Company had 42,177 total shares of Common Stock remaining in the 1999 Plan out of the authorization of 6,450,000. In

March 2009, the Company’s eight executive officers voluntarily surrendered 794,500 outstanding options (with exercise prices ranging from $10.58 to $15.75). There was no consideration provided to these officers in return for surrendering the option awards. They will be eligible to receive awards under the 1999 Amended Plan in December 2009 (during the normal annual grant cycle), but are not guaranteed to receive awards at that or any other time. As of March 31, 2009, there were 1,945,201 options with a weighted average exercise price of $9.07 and a weighted average remaining term of 4.56 years and 860,323 full value awards outstanding under the Company’s existing equity plans. There were no outstanding SARs as of March 31, 2009.

There are insufficient shares available to meet the Company’s needs with regard to grants and awards expected to be made in 2009 and thereafter. The Board has proposed amendments to the 1999 Plan, as follows:

•	Increase the available share reserve by 1,500,000 shares of Common Stock for a total of 7,950,000 shares of Common Stock;

•	Eliminate the “fungible pool” approach for counting grants of stock options and SARs as one share and grants of restricted stock, restricted stock units, and deferred stock units as 2.25 shares. All grants under the 1999 Amended Plan will count as one share;

•	Institute a cap on shares of Common Stock reserved and available for full-value stock-based awards (e.g. restricted stock, restricted stock units or deferred stock units) equal to 750,000 shares;

•	Reduce the maximum term of stock options and SARs from ten years to seven years; and

•	Add an explicit prohibition on the ability to reduce the exercise price of outstanding options or SARs, or to exchange outstanding options or SARs for cash, other awards, or options or SARs with an exercise price that is less than the exercise price of the original options or SARs, without prior stockholder approval.

The 1999 Amended Plan permits options, SARs and performance-based awards that may be granted after stockholder approval of the 1999 Amended Plan to be considered “qualified performance-based compensation” as defined under regulations interpreting Section 162(m) of the Code. Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid by a publicly traded corporation to certain “covered employees” unless it is qualified performance-based compensation. Under current regulations interpreting Section 162(m), the grant by a committee of “outside directors” of options, SARs, performance-based restricted stock units, and other performance-based awards under a stockholder approved plan is generally considered qualified performance-based compensation if the following requirements are met: (i) the options and SARs are granted with an exercise price equal to or greater than the stock’s value on date of grant, (ii) the plan expressly limits the amount of such grants that can be made to any individual employee over a specified period of time, (iii) the plan sets forth the list of potential performance criteria that the committee of outside directors may consider and (iv) in the case of performance based awards other than options and SARs, the Compensation Committee establishes the actual performance goals before the first 90 days (or 25%, if earlier) of the corresponding period has elapsed. Notwithstanding stockholder approval of the 1999 Amended Plan at the 2009 Annual Meeting, the Company reserves the right to pay its employees, including recipients of awards under the 1999 Amended Plan, amounts that may not be deductible under Section 162(m) or other provisions of the Code.

If the 1999 Amended Plan is approved by stockholders at the 2009 Annual Meeting, it will be effective with respect to all awards granted thereafter. If the 1999 Amended Plan is not approved by stockholders, all awards granted under the 1999 Plan will be made in accordance with the terms of the 1999 Plan approved by stockholders at the 2006 Annual Meeting, and as amended and restated effective December 31, 2008.

NUMBER OF SHARES AUTHORIZED.  If approved by the stockholders, the 1999 Amended Plan will increase the share reserve by an additional 1,500,000 shares of Common Stock. When combined with the 41,177 shares remaining available for grant from the original reserve, the available pool will be 1,541,177 shares of Common Stock. This number of available shares represents approximately 5.7% of the Company’s outstanding Common Stock on the record date. These shares of Common Stock may be treasury shares or other currently unissued shares. The number of shares of Common Stock originally authorized by the 1999 Plan was 3,450,000. The 1999 Plan was amended in 2006 and an additional 3,000,000 shares of Common Stock were added to the share reserve. If the 1999 Amended Plan is approved by the stockholders, the total number of authorized shares of Common Stock will increase, by the addition of 1,500,000 shares of Common Stock added to the share reserve, to bring the total authorized under the 1999 Amended Plan to 7,950,000 shares of Common Stock.

1999 Amended Plan awards may take a number of forms, including stock options, SARs, restricted stock, restricted stock units, deferred stock units, bonus shares, stock granted in place of another kind of compensation, annual incentive awards, dividend equivalents and other awards tied to the market value of the stock or factors that influence its value.

The Company will equitably adjust the number of shares of Common Stock authorized by the 1999 Amended Plan, including, without limitation, if there is a stock split, stock dividend, merger or other extraordinary event. In those cases, the Company may also adjust the option exercise price and the other terms of the individual awards outstanding under the 1999 Amended Plan in addition to adjusting the limit, mentioned earlier, on the number of shares of Common Stock available for awards. These adjustments will not enlarge the proportionate interest which the shares of Common Stock represented before the extraordinary event, but they will prevent an unfair reduction in the value of the shares of Common Stock authorized by the 1999 Amended Plan.

The 1999 Amended Plan spells out counting rules to assure that all awards are properly counted and not counted twice. These rules will take account of shares previously authorized under any other plan when they become subject to the 1999 Amended Plan. For most purposes, the rules will also recognize all forms of awards permitted by the 1999 Amended Plan as interchangeable. Forfeited, terminated or expired awards of shares of Common Stock, as well as awards settled in cash without issuing any shares of Common Stock, will become available for future awards. In addition, if the Company issues shares of Common Stock in substitution for awards under a stock-based plan of an acquired corporation, those shares of Common Stock will not count against the shares of Common Stock authorized under the 1999 Amended Plan. The 1999 Amended Plan will, however, otherwise govern the shares of Common Stock issued for the acquired corporation.

ELIGIBILITY.  Executives and other key employees of the Company, non-employee directors and consultants who provide services to the Company and its subsidiaries will be eligible for awards under the 1999 Amended Plan. A person who is offered employment will also be eligible for, but cannot receive any benefit under, an award until after beginning employment. As discussed later, the 1999 Amended Plan puts limits on the awards that any one individual may receive in a particular year. The Compensation Committee currently estimates that as many as 700 people could be eligible for awards under the 1999 Amended Plan, but the number of actual participants is likely to be much smaller.

ADMINISTRATION OF THE PLAN.  The Compensation Committee will have authority to administer the 1999 Amended Plan. The Board of Directors may appoint another committee to administer the 1999 Amended Plan, but only independent directors may serve on it. The Board of Directors itself may also administer the 1999 Amended Plan, and may make awards to directors. Administration includes selecting the individuals who will receive awards, determining the type of awards and their specific terms, and deciding whether specific awards should be accelerated or cancelled in appropriate cases. In fixing the terms of each award, the Compensation Committee will determine the valuation of the shares of Common Stock, the vesting schedule, the expiration date, and the extended period of time following retirement or termination of employment within which an employee may exercise an award.

STOCK OPTIONS AND SARS.  The 1999 Amended Plan authorizes the Compensation Committee to grant stock options and SARs. Options include both incentive stock options (“ISOs”), which can result in favorable tax treatment to the participant, and non-qualified stock options. A SAR entitles the participant to receive payment of the amount of appreciation in the market value of the shares on the date of exercise over the original grant price. The Compensation Committee will determine exercise prices for options and grant prices for SARs, but these may not be less than the fair market value of the stock on the grant date. Options will have a maximum term of seven years. The participant may pay the exercise price of an option in cash, stock, other awards that have in-the-money value, or other means approved by the Compensation Committee.

RESTRICTED STOCK, RESTRICTED STOCK UNITS AND DEFERRED STOCK UNITS.  Under the 1999 Amended Plan, the Compensation Committee may also grant restricted stock, restricted stock units or deferred stock units. Restricted stock is a grant of shares of Common Stock that are subject to a risk of forfeiture if employment or service terminates, and are non-transferable for a period set by the Compensation Committee. Restricted stock units give a participant the right to receive shares of Common Stock at the end of a restriction or vesting period. Deferred stock units give a participant the right to receive shares of Common Stock at the end of a defined deferral period. In each case, a participant may forfeit the award if his or her employment or service terminates before a fixed date. Restricted stock normally carries voting and dividend rights, while restricted stock units and deferred stock units do not, but the Compensation Committee may authorize the payment of dividend equivalents on restricted stock units and deferred stock units.

PERFORMANCE-BASED AWARDS INCLUDING ANNUAL INCENTIVE AWARDS.  The Compensation Committee may require a participant to meet performance goals as a condition of any award or as a condition to exercise a settlement. Performance goals will consist of one or more business criteria and a targeted performance level. We have described some of the business criteria for performance awards on page 7 under the heading “Compliance with Section 162(m).” Performance awards may take the form of annual incentive awards that are subject to settlement in cash or in shares of Common Stock when the participant achieves the performance goals for a particular year. In this way, the Compensation Committee intends to qualify such annual incentive awards in order to avoid the loss of tax deductions under Section 162(m) of the Code. The Compensation Committee may adjust performance conditions and other terms of performance awards in keeping with extraordinary corporate events or changes in laws, regulations or accounting principles, but any such adjustment to an award intended to qualify as performance-based must still conform to the requirements of Section 162(m).

OTHER TERMS.  The Compensation Committee may settle awards under the 1999 Amended Plan in cash, shares of Common Stock, or other property. Prior to settlement, all awards will be nontransferable, except upon death or as may be permitted in individual cases for estate planning and similar purposes. Participants will not normally pay consideration for awards under the 1999 Amended Plan, other than their services to the Company. The Compensation Committee may withhold any taxes that apply to these awards, and may allow a participant to withhold or surrender shares of Common Stock to meet tax obligations.

If a change in control occurs, as defined in the 1999 Amended Plan, outstanding awards will immediately vest and become fully exercisable, while any settlement deferral, forfeiture conditions and other restrictions will lapse. The Compensation Committee may also decide that participants have met their performance goals and other conditions in the event of a change in control. The 1999 Amended Plan will terminate when no shares of Common Stock remain available for issuance and when the Company has no further obligations under outstanding awards. Before termination, the Board of Directors may amend, suspend or terminate the 1999 Amended Plan without further stockholder approval unless the law or New York Stock Exchange rules require such approval, but no amendment may have a negative effect on awards previously granted. In its discretion, however, the Board of Directors may submit other amendments for stockholder approval.

FEDERAL INCOME TAX CONSEQUENCES.  The following is a brief summary of the usual federal income tax consequences of plan awards. The grant of an option or SAR will trigger no federal income tax for a participant or a deduction for the Company. Nor will the participant have taxable income upon exercising an ISO, although the alternative minimum tax may apply. On the exercise of a nonqualified option, the difference between the exercise price and the fair market value of the option shares is taxable to the participant as ordinary income. On the exercise of a SAR, the cash or the fair market value of the shares of Common Stock received will also be taxable as ordinary income. If a participant disposes of ISO shares before the end of applicable ISO holding periods, the participant will be taxed on ordinary income equal to the lesser of (1) the fair market value of the shares of Common Stock at exercise minus the exercise price, or (2) the amount realized upon the disposition minus the exercise price. Otherwise, a disposition of shares of Common Stock acquired by exercising an option or SAR will result in short-term or long-term capital gain or loss equal to the sale price minus the participant’s tax basis in such shares of Common Stock. The tax basis is the exercise price paid plus any amount previously taxed as ordinary income upon exercise of the award. The Company is normally entitled to a tax deduction equal to the amount taxed as ordinary income to the participant. The Company will not be entitled to a tax deduction for amounts taxed as capital gains to the participant. Therefore, the Company will not be entitled to a tax deduction if a participant exercises an ISO and holds the shares of Common Stock received for the ISO holding periods.

In the case of awards other than options and SARs, the participant generally will be taxed on ordinary income equal to the fair market value of shares of Common Stock, cash or other property received. This tax will accrue at the time of receipt, except in the case of an award that is nontransferable and subject to a risk of forfeiture. In that case, the tax may not accrue until lapse of at least one of the restrictions, although the participant may elect to be taxed at the time of grant. Subject to an exception discussed below, the Company will be entitled to a tax deduction in an amount equal to the ordinary income taxed to the participant.

COMPLIANCE WITH SECTION 162(m).  The Compensation Committee intends that some awards under the 1999 Amended Plan should qualify as performance-based, as defined in Section 162(m) of the Code. Section 162(m) generally imposes a cap of $1 million on the amount of tax deductions the Company may take for compensation to of the Company’s Chief Executive Officer or next three highest paid executive officers (other than the Chief Financial Officer) in a single year, but qualifying performance-based compensation remains fully deductible regardless of its amount. Under the 1999 Amended Plan, therefore, options and SARs, annual incentive awards to employees whom the Compensation Committee expects to be named executives, and other awards conditioned on achievement of performance goals are intended to qualify as performance-based compensation. By approving the 1999 Amended Plan, stockholders will also be approving the eligibility of executive officers and others to participate, the per person limitations, and general business criteria on which performance objectives for performance-based awards may be based. The 1999 Amended Plan imposes per person limitations, so that a participant may not receive awards intended to qualify as performance-based in excess of a participant’s annual limit. For each type of equity-based award a participant’s annual limit is 1,500,000 shares, plus the unused portion of the participant’s annual limit relating to the same type of award from the prior year. For all other forms of awards not denominated in shares, a participant’s annual limit is $3,500,000, plus the unused portion of the participant’s annual limit relating to the same type of award from the prior year. A participant’s annual limit applies if it is potentially earnable, even if there is a deferral of payout. Options, SARs, restricted stock, deferred stock units, other stock-based awards, annual incentive awards and long-term performance awards each represent a separate type of award for purposes of the annual limit.

In establishing goals for a performance-based award to a participant who is subject to Section 162(m), the Compensation Committee may select any of the following business criteria: (1) earnings per share; (2) revenues; (3) cash flow, free cash flow, or cash flow return on investment; (4) interest expense after taxes; (5) return on net assets, return on assets, return on investment, return on invested capital, or return on equity; (6) value created; (7) operating margin; (8) net income before or after taxes, pre-tax earnings, pre-tax earnings before interest, depreciation and amortization, pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items, operating earnings, or net cash provided by operations; (9) stock price or total stockholder return; (10) sales above a specified threshold or in relation to prior periods; (11) reductions in operating expenses; (12) productivity improvements; and (13) an executive’s attainment of objective and measurable strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures. These business criteria may apply to the Company on a consolidated basis or to specified subsidiaries or business units. Both annual incentive awards and long-term performance awards may incorporate these criteria. Stockholder approval of the 1999 Amended Plan, including these business criteria without specific targeted levels of performance, will qualify awards as performance-based for a period of five years. A number of other requirements must be met in order for particular compensation to qualify as performance-based under Section 162(m). There can be no assurance that compensation resulting from 1999 Amended Plan awards intended to qualify under Section 162(m) will in fact be fully deductible. In addition, the 1999 Amended Plan would authorize a number of types of awards that will not qualify as performance-based. Compensation paid as a result of these awards may be subject to the cap on deductibility under Section 162(m) if it and other non performance-based compensation paid to any “covered employee” under Section 162(m) exceed $1 million in a given year.

COMPLIANCE WITH SECTION 409A.  The American Jobs Creation Act of 2004 introduced a new section of the Code (Section 409A) covering certain nonqualified deferred compensation arrangements. Section 409A generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) upon the person who is entitled to receive the deferred compensation. Certain awards that may be granted under the 1999 Amended Plan may constitute “deferred compensation” within the meaning of and subject to Section 409A of the Code. The 1999 Amended Plan is intended to be interpreted and operated in accordance with Section 409A, including any regulations or guidance issued by the Treasury Department, and contains a number of provisions intended to avoid the imposition of additional taxes on the 1999 Amended Plan participants under Section 409A of the Code.

Your vote at the Annual Meeting

Who may vote?  The record date for the Annual Meeting was April 1, 2009. This means you are entitled to vote if our records show you held one or more shares of Common Stock when business closed on that day. A total of 27,310,604 shares of Common Stock were outstanding and entitled to vote on the record date, and each share of Common Stock is entitled to one vote. The Company has no other voting securities. The voting instructions card enclosed with this booklet shows the number of shares of Common Stock you held on the record date, and you may cast that same number of votes. A list of all stockholders on the record date will be available for inspection at the Company’s executive offices ten days before the meeting.

We will not hold the meeting unless a quorum of the stockholders attend in person or appoint the Company representatives or other proxies to vote in their place. Stockholders entitled to vote just over half the number of shares of Common Stock outstanding on the record date (that is, at least 13,655,303 shares of Common Stock) will constitute the necessary quorum.

Tickets required.  Because seating will be limited at the Annual Meeting, a stockholder who wishes to attend in person must have a ticket of admission. Each stockholder may request one ticket either by mail addressed to the Corporate Secretary in care of Bowne & Co., Inc. at 55 Water Street, New York, New York 10041 or by e-mail to scott.spitzer@bowne.com. If you forget to bring your admission ticket, you can attend the Annual Meeting only if you are a stockholder on the Company’s records and offer satisfactory identification. If you hold your shares of Common Stock through a broker, bank or nominee, you will need a voting instructions card from your broker as proof of ownership.

How to vote shares registered in your own name.  If you owned one or more shares of Common Stock in your own name on the record date, then you are a holder of record and your shares of Common Stock are registered with the Company. This means you may use the voting instructions card enclosed with this booklet to tell the Company representatives how you want them to vote your shares of Common Stock. Be sure to sign, date and mail the card in the postage-paid envelope, which we sent with your card.

Alternatively, you may send your instructions by internet or by telephone in the United States or by internet if outside the United States, provided such instructions are received no later than the day prior to the day of the Annual Meeting. If you use the internet or telephone, the Company will confirm that we have received your instructions. Whether you use the internet or telephone, you will need the personalized control number we have printed on your voting card.

•	To vote by internet, go to this special address on the internet: http://www.proxypush.com/bne. After the prompt, enter the personalized control number from your voting card and then press “Enter.” Follow the on-screen instructions. When you finish, review your vote and print a copy for your records if you wish. If it is correct, click on “Submit” to register your vote.

•	To vote by telephone, call this toll-free number from any touch-tone telephone in the United States: 1-866-390-5389. After the prompt, enter the personalized control number from your voting card and then press the # sign. Follow the recorded audio instructions. When you finish, the recording will replay your vote for your review. If it is correct, register your vote at the audio prompt.

Participants in Bowne’s 401(k) Savings Plan on the record date will have the same choice of ways to vote. The Company’s annual report on Form 10-K describes that plan. If participants in Bowne’s 401(k) Savings Plan do not elect to vote by proxy, shares of Common Stock allocated to their Plan account will be voted by the Plan trustee as those shares of Common Stock held by the Plan for which the Plan trustee has received direction from Plan participants.

Stockholders who attend the Annual Meeting in person may vote by written ballot at that time. But even if you plan to attend, the Board still urges you to give your voting instructions to the Company representatives before the meeting in case your plans change. At the meeting you can change or revoke any instructions you gave previously.

How to vote shares held by a broker.  If a broker, bank or other nominee holds Common Stock for your benefit, and the shares are not in your own name on the Company’s records, then your shares are “in street name.” In that case, your broker, bank or other nominee will advise you how to vote. Bowne reimburses them for forwarding this booklet and other material to you. If you have not heard from the broker, bank or nominee who holds your stock in street name, please contact them as early as possible. If you attend the meeting in person and want to vote shares held for you in street name, you must bring a written form of proxy from your broker, bank or nominee. It must name you as the sole representative entitled to vote those shares. Be sure to give the form to the Corporate Secretary of the Company before voting starts.

How will the representatives vote for you?  Whether you mail your instructions or send them by internet or telephone, the Company representatives will vote your shares of Common Stock exactly as you tell them to. If you do not indicate how you want your shares of Common Stock voted, the Company representative will vote in the way the Company’s Board of Directors recommends. If there is an interruption or adjournment of the meeting before we complete the agenda, the Company representatives may still vote your shares of Common Stock when the meeting resumes. If a broker, bank or other nominee holds your shares of Common Stock in street name, they will normally ask for your instructions and vote your shares of Common Stock accordingly. If you give instructions to a broker, bank or nominee, they will tell the Company representatives to vote in the way you instruct.

How to revoke voting instructions.  You may change or revoke your voting instructions at any time before the stockholders vote at the Annual Meeting. To revoke or change voting instructions you have given, you must tell the Corporate Secretary of the Company in writing before the stockholders vote. If your proxy is not properly revoked, we will vote your shares as indicated by your most recent valid proxy. Of course, you may come to the Annual Meeting in person and vote your shares of Common Stock by written ballot at that time. If you want to vote in person, be sure to revoke in writing any voting instructions you gave before the meeting begins.

How do we count votes?  Voting at the Annual Meeting will be confidential. Mediant Communications, LLC, the Company’s agent, will count all the votes. Whether you choose the Company representatives to vote for you or you attend the meeting in person, your shares of Common Stock will count in determining whether we have the necessary quorum, even if you decide to abstain from voting or to vote against one or both of the proposals. Likewise, shares of Common Stock represented at the meeting by a broker, bank or other nominee will be counted in determining whether there is a quorum, regardless of whether you vote or abstain. But if a stockholder fails to vote or chooses to abstain from voting or fails to give instructions to a broker, bank or other nominee on the proposal to approve the 1999 Amended Plan, his or her shares of Common Stock will not count as votes for or against the proposals provided that, in the case of the proposal to approve the 1999 Amended Plan, stockholders vote at least a majority of the Common Stock at the meeting. This means that the unvoted shares of Common Stock will generally not affect the outcome of the voting.

If you give no instructions.  If you are a beneficial owner of shares of Common Stock held in street name and do not provide the organization that holds your shares of Common Stock with specific voting instructions, under the rules of the New York Stock Exchange, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. The New York Stock Exchange has determined that the proposal to elect directors and the proposal to appoint auditors are “routine” under the applicable rules. This means that brokers, banks and other nominees will be able to vote shares of Common Stock they hold for you in street name even if you have not given instructions on the proposal. On the tenth day before the meeting, unless you have specified otherwise, your broker, bank or nominee will then direct the Company representatives to vote your shares in favor of electing the four nominees and in favor of appointing the auditors. If the organization that holds your shares of Common Stock does not receive instructions from you on how to vote your shares of Common Stock on the proposal to approve the Amended and Restated Bowne & Co., Inc. 1999 Incentive Compensation Plan, a “non-routine” matter, the organization that holds your shares of Common Stock will inform the Company’s agent that it does not have the authority to vote on such matters with respect to your shares of Common Stock. This is generally referred to as a “broker non-vote.” Accordingly, the Board of Directors urges you to give instructions to your broker, bank or nominee on a timely basis.

Who pays for this solicitation?  The Company will pay the cost of solicitating your voting instructions. Employees and agents of the Company may solicit by personal interview or by any other means of communication including mail, fax, e-mail and telephone. These persons do not receive additional compensation for these services. The Company reimburses brokers, banks and other nominees for expenses they incur in forwarding copies of this booklet and other Company material to stockholders and in gathering their voting instructions. The Company has retained the proxy-soliciting firm of D. F. King & Co., Inc. to assist in this solicitation for a fee that will not exceed $14,000, plus out-of-pocket expenses.

Other business at the meeting.  The Company does not know of any business to be presented at the Annual Meeting besides the proposals to elect four directors, to approve the appointment of KPMG LLP to be auditors of the Company for the fiscal year ending December 31, 2009 and the proposal to approve the 1999 Amended Plan. If other business comes before the meeting and is proper under Delaware law, the Company representatives will use their discretion in casting all the votes they are entitled to cast, except those votes for which they have contrary written instructions.

About this proxy statement.  The Company’s management prepared this booklet and began sending it to stockholders on or about April 15, 2009. In addition, the proxy statement, annual report and Form 10-K are available on the Company’s website (www.bowne.com).

When you give us your voting instructions, you may also indicate whether you want to receive Company materials by means of the internet in the future. Until the Company notifies you otherwise, enrolling to receive your documents by means of the internet will not remove your name from our regular mailing lists.

Some words have special meanings when we use them in this booklet. The terms “Company” and “Bowne,” as well as the words “we,” “us” and “our,” refer to Bowne & Co., Inc., a Delaware corporation.

The Company representatives are the two people (David J. Shea and Scott L. Spitzer) chosen to vote in your place as your proxies at the Annual Meeting, or anyone else they choose to be their substitutes. We refer to the New York Stock Exchange as the “Exchange.” Finally, the terms “common stock,” “stock” and “shares” all mean the Company’s Common Stock, par value $.01 per share, which trades on the Exchange.

Webcast of the meeting.  Stockholders who are unable to attend the meeting in person may follow it live on the internet. Beginning on or about May 11, 2009, the Company intends to post information on our website (www.bowne.com) about how this webcast will work. To follow the meeting live on the internet, stockholders must register electronically before the meeting begins by following the on-line instructions.

Results of the voting.  After the Annual Meeting, the results of the voting will be available on our website (www.bowne.com), together with a transcript of the meeting and an archive copy of the webcast.

Information about the nominees and other directors

Carl J. Crosetto (Age 60)
Managing Director of GSC Group. Mr. Crosetto was President of the Company from December 2000 to December 2003. Previously he was Executive Vice President of the Company from December 1998, Senior Vice President of the Company from May 1998, and formerly President of a Company subsidiary, Bowne International L.L.C. He is also a director of Speedflex Asia Ltd. He was first elected to the Company’s Board of Directors in 2000 and is a Class II director. His term will expire in 2010.

Douglas B. Fox (Age 61)
Management consultant and private investor. Mr. Fox is President and Chief Executive Officer of Renaissance Brands Ltd. and a director of Hunter Fan Company, The Vitamin Shoppe, Microban International, Totes International, Inc., Young America, Inc. and the Daily Racing Form. Previously he was Senior Vice President of Marketing and Strategy, Compaq Computer Corporation and Chief Marketing Officer and Senior Vice President of Marketing, International Paper Co. He was first elected to the Company’s Board of Directors in 2001 and is a Class II director. His term will expire in 2010.

Marcia J. Hooper (Age 54)
Management consultant and private investor, President of HooperLewis, LLC. General Partner of Castile Ventures from 2002 to 2007. Previously, she was a partner of Advent International from 1996 to 2002, general partner of Viking Capital from 1994 to 1996, general partner of Ampersand Ventures/Paine Webber Ventures from 1985 to 1993, and a regional marketing support representative for IBM Corporation from 1979 to 1983. Ms. Hooper also currently serves as a director of AumniData, Hangout Industries, Visual IO and Isis Biopolymer. She sits on the Advisory Board of Gridley & Company. She serves in a number of advisory and fundraising capacities for Brown University. She was first elected to the Company’s Board of Directors in 2006 and is a Class I director. Her term will expire in 2010.

Philip E. Kucera (Age 67)
Retired as Chairman and Chief Executive Officer of the Company on December 31, 2006 after serving as Chairman and Chief Executive Officer and a director from May 2005 to his retirement. Mr. Kucera served as Chief Executive Officer and a director from October 2004 to May 2005. He served as Interim Chief Executive Officer and a director of the Company from May 2004 to October 2004. Mr. Kucera served as the Company’s Senior Vice President and General Counsel from November 1998 to May 2004. Prior to joining Bowne, he was Deputy General Counsel and Assistant Secretary for The Times Mirror Company, where he served in various positions for 26 years. He was first elected to the Company’s Board of Directors in 2004 and is a Class III director. His term will expire in 2011.

Stephen V. Murphy (Age 63)
President of S.V. Murphy Co., Inc. Previously, he served as Managing Director in the Investment Banking Department of Merrill Lynch Capital Markets and for The First Boston Corporation in a number of positions, including Managing Director in its Corporate Finance Department. Mr. Murphy also serves as a director of The First of Long Island Corporation, The First National Bank of Long Island, Excelsior Venture Partners, Excelsior Directional Hedge Fund of Funds, Inc., Holborn Corporation, Abilities!, Peoples’ Symphony Concerts, and Locust Valley Cemetery Association. He was first elected to the Company’s Board of Directors in 2006 and is a Class I director. If reelected, his term will expire in 2012.

Gloria M. Portela (Age 55)
Attorney and mediator. Senior Counsel of Seyfarth Shaw LLP since January 2003. Previously Ms. Portela was a Partner of Seyfarth Shaw from 1994. She is a director of the Houston Grand Opera. She was first elected to the Company’s Board of Directors in 2002 and is a Class I director. If reelected, her term will expire in 2012.

H. Marshall Schwarz (Age 72)
Retired Chairman of the Board and CEO of U.S. Trust Corporation. Mr. Schwarz, who is Chairman of the Company’s Executive Committee, also serves as a director of the Atlantic Mutual Companies. He was first elected to the Company’s Board of Directors in 1986. He is a Class III director and serves as Presiding Director. His term will expire in 2011.

David J. Shea (Age 53)
Chairman and Chief Executive Officer of the Company since November 19, 2007. Previously, Mr. Shea was Chairman, Chief Executive Officer and President of the Company from December 31, 2006 to November 19, 2007. He also served as President and Chief Operating Officer and a director of the Company since October 2004 and President and a director of the Company from August 2004. Mr. Shea formerly served as Senior Vice President of the Company and Senior Vice President and Chief Executive Officer, Bowne Business Solutions and Bowne Enterprise Solutions from November 2003. He joined the Company in July 1998 as Executive Vice President of Bowne Business Solutions. He was first elected to the Company’s Board of Directors in 2004 and is a Class III director. His term will expire in 2011.

Lisa A. Stanley (Age 52)
Financial planning consultant. Ms. Stanley is also a Trustee and Vice President of Town Creek Foundation, Inc. She was first elected to the Company’s Board of Directors in 1998 and is a Class II director. Her term will expire in 2010.

Vincent Tese (Age 66)
Cable television owner and operator. Mr. Tese is also a director of Custodial Trust Company, Cablevision, Inc., Mack-Cali Realty Corp., IntercontinentalExchange, Inc., NRDC Acquisition Corp., Cabrini Mission Society, Catholic Guardian Society, Municipal Art Society, New York Presbyterian Hospital, and the New York University School of Law. He was first elected to the Company’s Board of Directors in 1996 and is a Class I director. If reelected, his term will expire in 2012.

Richard R. West (Age 71)
Consultant. Dean Emeritus, Stern School of Business, New York University. Mr. West is also a trustee or director of Vornado Realty Trust, Alexander’s Inc., and several investment companies advised by BlackRock Advisors or its affiliates. He was first elected to the Company’s Board of Directors in 1994 and is a Class I director. If reelected, his term will expire in 2012.

The Board and its Committees

The Board of Directors.  Periodically throughout the year, the Board of Directors and its standing committees meet to direct and oversee management of the Company. The Board of Directors held seven meetings during 2008. In addition, the committees of the Board met a total of 20 times and took action without formal meetings by written consents when appropriate. Board members also share information and exchange views with the Chairman and with each other informally and in executive sessions of non-management directors and separate executive sessions of independent directors following Board meetings on matters that concern the Company and its stockholders. Mr. Schwarz, the Company’s Presiding Director, chairs these executive sessions.

How directors are chosen.  The Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for assisting the Board in identifying individuals qualified to become Board members and recommending director nominees to the Board for each annual meeting of stockholders. It is the Nominating Committee’s policy to consider candidates recommended by stockholders (see the description of the procedure under the heading “Communications with the Board” on page 16), Company management, other Board members or any interested person. The same criteria the Nominating Committee uses for evaluating director nominees will be used to evaluate candidates recommended by stockholders. The Nominating Committee considers the qualifications of candidates based upon its charter and the Company’s corporate governance guidelines. The Nominating Committee selects individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who would be most effective, in conjunction with the other members of the Board of Directors, in collectively serving the long-term interests of the stockholders. The Nominating Committee has authority to retain search firms to assist in identifying and evaluating director candidates and to approve fees and retention terms for such advisors, but has not done so in connection with the selection of the four nominees for election as director listed on pages 13 to 14. The Nominating Committee did not receive any recommendations for nominees from a shareholder or group of shareholders that beneficially owned more than 5% of the Company’s common stock for at least one year. The Nominating Committee recommended the four nominees for election as directors. Stockholders may also nominate Board candidates at the Annual Meeting, and we have described the procedure for this, with the advance notice required, under the heading “Proposals and nominations by stockholders” on page 50.

Corporate Governance Information.  The Company’s corporate governance guidelines, the charters of the Nominating Committee, the Audit Committee and the Compensation Committee, the Company’s Code of Ethics and the Related Party Transactions Policy are available on the Company’s website (www.bowne.com) and in print to any shareholder or other person upon request. Requests should be sent to Scott L. Spitzer, Senior Vice President, General Counsel and Corporate Secretary, Bowne & Co., Inc., 55 Water Street, New York, New York 10041.

Director Independence.  It is the Board of Directors’ objective that at least a majority of the Board of Directors should consist of independent directors. For a director to be considered independent, the Board of Directors must determine that the director does not have any direct or indirect material relationship with the Company. The Board of Directors maintains categorical standards to assist it in determining director independence, which are consistent with the Exchange listing rules. The categorical standards are part of our corporate governance guidelines and are set forth on the Company’s website (www.bowne.com). In evaluating director independence, the Board considered the following: Mr. Shea is currently an executive of the Company; Mr. Kucera is formerly an executive of the

Company; and Mr. Crosetto is formerly an executive of the Company and is currently a consultant to the Company (see the description of the consulting agreement with Mr. Crosetto on page 18). The Board of Directors has determined that the following eight directors satisfy the Exchange’s independence requirements and Bowne’s categorical standards as described above: Mr. Fox, Ms. Hooper, Mr. Murphy, Ms. Portela, Mr. Schwarz, Ms. Stanley, Mr. Tese and Mr. West.

Executive Certifications.  The Company has submitted to the Exchange the annual Chief Executive Officer certification required by the rules of the Exchange. The Company also submitted to the Securities and Exchange Commission the certifications required under Section 302 and 906 of the Sarbanes-Oxley Act as exhibits to its quarterly reports on Form 10-Q and Annual Report on Form 10-K for fiscal 2008.

Communications with the Board.  Interested parties who want to communicate with the Chairman, the Presiding Director, or with the non-management directors as a group, or a stockholder who wants to communicate with the Board of Directors, individual Board members or a board committee including the Nominating Committee to recommend a candidate, should address their communications to the Board of Directors, the Board members or the Board committee, as the case may be, and send them c/o Scott L. Spitzer, Senior Vice President, General Counsel and Corporate Secretary, Bowne & Co. Inc., 55 Water Street, New York, New York 10041. The Corporate Secretary will forward all such communications directly to such Board members. If the communication is a stockholder recommendation for Board of Directors membership, it must be in writing and must identify the proposer. It must also be accompanied by detailed information about the proposed nominee and that person’s consent to have his or her name put in nomination and agreement to serve, if elected. It must also be received in a timely manner and otherwise comply with the Company’s By-Laws. See the description of the procedure under the heading “Proposals and nominations by stockholders” on page 50.

Committees of the Board.  The Board of Directors has four standing committees. The principal functions and current membership of each committee is as follows:

•	Executive Committee. The Executive Committee has many of the powers of the full Board of Directors in directing management of the Company and may exercise those powers between regular Board meetings. However, this committee may not amend the Company’s By-laws, fill vacancies on the Board of Directors, make other fundamental corporate changes or take actions which require a vote of the full Board of Directors under Delaware law or the Company’s charter or By-laws. The current members of the Executive Committee all of whom, with the exception of Mr. Shea, the Board of Directors has determined meet the criteria for “independence” contained in the rules of the Exchange, are Mr. Schwarz (chairman), Mr. Shea, Ms. Stanley, Mr. Tese and Mr. West. In 2008, this committee met three times and took action three times by written consents in lieu of meetings.

•	Nominating and Corporate Governance Committee. As described above, the Nominating Committee assists the full Board of Directors in identifying qualified individuals to become Board members. It also assists the full Board of Directors in determining the composition of the Board committees, monitoring the process to assess Board of Directors effectiveness and developing and implementing the Company’s corporate governance guidelines. All members of the Nominating Committee are required to be “independent” directors as determined by the rules of the Exchange and, unless the Board of Directors otherwise determines, the Nominating Committee shall be composed of the “independent” directors of the Executive Committee. The current members of the Nominating Committee, all of whom the Board of Directors has determined meet the criteria for “independence” contained in the rules of the

Exchange, are Mr. West (chairman), Mr. Fox and Mr. Murphy. The Nominating Committee met three times in 2008.

•	Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of the financial reporting and the financial statements of the Company, the Company’s compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor, and the performance of the Company’s internal audit function and the independent auditor. In connection with the performance of these functions, the Audit Committee recommends independent registered public accountants to serve as the Company’s auditors and reviews the Company’s annual report on Form 10-K with the auditors. Together with the Company’s Chief Financial Officer, the Audit Committee reviews the scope and the results of the annual audit, as well as the auditors’ fees and other activities they perform for the Company. The Audit Committee also oversees internal controls and looks into other accounting matters if the need arises. The current members of the Audit Committee are Mr. Murphy (chairman), Mr. Fox, Ms. Hooper, and Ms. Stanley, all of whom the Board of Directors has determined meet the criteria for “independence” contained in the rules of the Exchange and rules promulgated by the Securities and Exchange Commission in effect on the date this proxy statement is first mailed to stockholders. The Audit Committee met four times in 2008. The Board of Directors has determined that Mr. Fox, Ms. Hooper and Mr. Murphy are “audit committee financial experts” as that term is defined in Securities and Exchange Commission rules.

•	Compensation and Management Development Committee. The Compensation Committee assists the Board of Directors in carrying out its responsibility with respect to the Company’s compensation, benefit and perquisite programs, executive succession planning and management development. In connection with the performance of these functions, the Compensation Committee reviews base salaries and incentive compensation for officers of the Company and other members of senior management. The Compensation Committee administers compensation programs that involve present or deferred awards of the Common Stock, as well as those calling for cash payments. The Compensation Committee oversees management development and continuity programs. The Compensation Committee also reviews any newly proposed compensation plans, while overseeing the administration of existing retirement, 401(k), profit-sharing and other benefits plans for the Company’s employees. Before significant changes affecting employees go into effect, the Compensation Committee normally asks the full Board of Directors to approve those changes. The current members of the Compensation Committee, all of whom the Board of Directors has determined meet the criteria for “independence” contained in the rules of the Exchange, are Mr. Tese (chairman), Ms. Hooper and Ms. Portela. The Committee met seven times in 2008.

Compensation and Management Development Committee interlocks and insider participation.  No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2008 or was formerly an officer of the Company or any of its subsidiaries.

Participation at meetings.  During fiscal year 2008 each member of the Board of Directors participated in at least 75% of the Board of Director and committee meetings which he or she was entitled to attend. The Company’s corporate governance guidelines state that directors are expected to attend the Annual Meeting of Stockholders. All of the directors attended the previous year’s Annual Meeting of Stockholders.

Compensation of directors.  Directors who are employees of the Company (currently, Mr. Shea) receive no fees for Board and committee service. Except as described below with respect to Mr. Crosetto, each non-employee director received during 2008 an $85,000 annual retainer payable in quarterly installments following each fiscal quarter. The Presiding Director receives an additional annual retainer of $25,000 payable in quarterly installments following each fiscal quarter. Non-employee members of the Audit Committee receive an additional retainer of $10,000 per year, or $20,000 in the case of the chairman of that committee. Members of the Executive Committee receive an additional retainer of $8,000 per year, or $16,000 in the case of the chairman of that committee. The members of the Nominating Committee as well as the non-employee members of the Compensation Committee receive an additional retainer of $5,000 per year, or $10,000 in the case of the chairman of the committee. Directors who are not employees also receive a fee of $1,000 for each Board meeting attended. When directors take action by written consent without a formal meeting, they receive no compensation for that service.

In connection with Mr. Crosetto’s retirement as an executive of the Company in 2003, the Company signed a two-year consulting agreement with Mr. Crosetto. The consulting agreement was renewed in 2005 for one year ending December 31, 2006 and again in 2006 and 2008, each a renewal for a two-year term ending December 31, 2008 and December 31, 2010, respectively. Pursuant to the renewed consulting agreement, Mr. Crosetto continues as a member of the Board and provides the Company and its affiliates with assistance in sales and marketing and with other projects. In consideration of these services and non-competition provisions, Mr. Crosetto receives $255,000 in annual consulting fees and reimbursement for reasonable business-related expenses. The consulting agreement also provides that the consulting fees are in lieu of Board retainers and fees.

The Company has encouraged its Board members to hold substantial equity interests by requiring each director to defer at least $50,000 of the annual Board of Directors retainer and by permitting each director, on an annual basis, to elect voluntary deferral of some or all of the remaining fees and retainers. Until December 31, 2007, directors could choose either non-qualified stock options or Deferred Stock Units (“DSUs”) in place of cash. After December 31, 2007, directors may elect to defer fees and retainers in DSUs only, as long as they notify the company of their decision before the year begins. For 2008, five of the directors made voluntary deferrals of some or all of their compensation. The Stock Plan for Directors and the 1999 Stock Incentive Plan govern these deferrals of compensation.

DSUs represent the right to receive a like number of shares of Common Stock at a future date, subject to distribution rules. DSUs earn the equivalent of the Company’s dividends, which are paid in cash, but they do not confer voting rights. The Company further encourages deferral by adding a 20% match to any Board of Directors and committee compensation that a director voluntarily defers, but not that portion of the annual Board of Directors retainer which he or she must defer. The fair market value of the Common Stock based on the mean between the highest and lowest sales price for each day of the three day period following the date the DSU is granted is the value the Company uses in converting Board of Directors compensation for retainer payments or attendance fees earned during a calendar quarter into DSUs. When a non-employee director retires from the Board of Directors, the Company will issue him or her shares from the corporate treasury equal in number to the DSUs accrued through the retirement date. The Company normally distributes these shares in two installments within fifteen months following the director’s retirement.

Prior to January 2008, a director was given the choice to convert Board of Director compensation into stock options, rather than receiving it as cash or DSUs. In that case, the fair market value of the

Common Stock used to calculate the number of options to be granted was based on the average of high and low stock prices on the day before and the two days following the quarterly earnings call with investors. The dollar figure to which the Company applied this conversion value was three times the amount of compensation the director wanted to defer, after adding the Company’s 20% match mentioned earlier, to the extent that a particular deferral was voluntary. The Company believed that multiplication by three adjusted appropriately for the difference in the value of a stock option and a DSU. The Company then formally granted the resulting number of options to the director as of the last trading day of each quarter. These options, subject to a one year vesting requirement, became exercisable on the first anniversary of the formal grant, and expire on the tenth anniversary. When the director exercises his or her options by paying the fixed exercise price, the Company will issue the resulting shares of Common Stock.

As a further measure to increase equity participation by the Board of Directors and better align the directors’ interests with those of other stockholders, a new non-employee director who joins the Board of Directors receives an award of DSUs equivalent in market value to $30,000 for Board membership. This one-time award vests over the director’s first four years of Board service, and the Company will then issue the corresponding Common Stock when the director retires from Board service.

Beginning with the first quarter of 2009, all of the director’s compensation, including both the portion that was mandatorily deferred and the portion the director previously may have elected to defer and convert into DSUs, will be credited as a cash-based deferral to avoid the commitment of a large number of shares and the possibility of corresponding gains from a subsequent share price rebound. Any portion of the director’s compensation that was voluntarily deferred will continue to be deferred and credited with a 20% match and amounts attributable to DSU’s will be deferred with interest. Interest will be credited at the rate of 120% of the long term applicable federal rate as published by the IRS. All cash deferrals and credited interest upon the deferrals will be paid when a non-employee director retires from the Board of Directors. The Company will review director’s compensation during the first half of 2009 and expects that any new compensation arrangement will feature an equity component consistent with the philosophy stated above. The primary reason for the change in form of payment is the current and anticipated future volatility of the Common Stock price.

The Company has stock ownership guidelines that are designed to increase linkage between shareholders and non-employee directors, as well as senior executives, through retention of stock. The Company also reimburses reasonable travel expenses, that its directors incur in attending Board of Directors and committee meetings and fees and expenses in connection with director continuing education.

2008 Director Compensation Table
					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	a(1)	b(2)	c(3)	d(4)	e(4)	f	g
Carl J. Crosetto	$0	$0	$0	$0	$0	$255,000(5)	$255,000
Douglas B. Fox	$53,917	$95,783	$0	$0	$0		$149,700
Marcia Hooper	$52,917	$95,583	$0	$0	$0		$148,500
Phil Kucera	$41,000	$85,000	$0	$0	$0		$126,000
Stephen V. Murphy	$62,917	$85,000	$0	$0	$0		$147,917
Gloria M. Portela	$46,000	$85,000	$0	$0	$0		$131,000
H. Marshall Schwarz	$88,250	$102,650	$0	$0	$0		$190,900
Lisa A.Stanley	$61,083	$85,000	$0	$0	$0		$146,083
Vincent Tese	$60,083	$97,017	$0	$0	$0		$157,100
Richard West	$55,667	$96,653	$0	$0	$0		$152,320

Notes:

1)	This column includes annual retainers, committee retainers, and Board meeting fees paid in cash or voluntarily deferred into DSUs. The amounts voluntarily deferred are as follows: Mr. Fox, $32,350; Ms. Hooper, $52,917, Mr. Schwarz, $88,250; Mr. Tese, $60,083; and Mr. West, $55,667. All other amounts in this column were paid out in cash.
2)	This column reflects the value of the portion of the annual retainer that is required to be deferred into DSUs, as well as the Company’s 20% match on all DSUs voluntarily deferred. These amounts represent the full grant date fair value for awards made in 2008; the expense for these awards has been recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with Financial Accounting Standard No. 123(R) (“FAS 123(R)”).
3)	No stock options were granted to directors in the fiscal year ended December 31, 2008.
4)	These columns were intentionally left blank. The Board of Directors does not receive non-equity incentive plan compensation, pension, or “above-market” or preferential nonqualified deferred compensation earnings.
5)	Mr. Crosetto received an annual consulting fee of $255,000, in lieu of Board of Director retainers and fees, as explained on page 18.

		Number of
		Securities Underlying
	Number	Unexercised Options
	of DSUs at Last	Exercisable at Last
	Fiscal Year End(1)	Fiscal Year End(2)

Carl J. Crosetto	0	85,000
Douglas B. Fox	37,634	42,572
Marcia Hooper	17,960	26,275
Philip E. Kucera	13,912	121,000
Stephen V. Murphy	19,704	0
Gloria M. Portela	42,165	27,129
H. Marshall Schwarz	79,162	80,020
Lisa A. Stanley	39,759	26,500
Vincent Tese	55,453	85,786
Richard R. West	68,934	51,819

1)	This column represents the aggregate number of DSUs held by each director at the end of the fiscal year. Included in these figures are shares that were either required to be deferred or were voluntarily deferred in 2008, the values of which are reported in the Directors Compensation Table above.
2)	This column represents the aggregate number of stock options held by each director at the end of the fiscal year.
3)	All DSUs included above are fully vested.

Report of the Audit Committee

The Audit Committee of the Board of Directors (the “Audit Committee”) assists the Board in fulfilling its responsibility to relevant constituencies, including stockholders and potential stockholders of the Company, regarding internal controls, corporate accounting practices, reporting practices, and the quality and integrity of the financial reports of the Company. The Audit Committee also maintains free and open communication among the Board, the Company’s financial management, including its Chief Financial Officer and its Director of Internal Audit, other Company executives, including its General Counsel, and its independent registered public accountants, KPMG LLP (the “auditors”). Company management has primary responsibility for the financial statements, internal control over financial reporting, and for the Company’s compliance with legal and regulatory requirements. The Company’s auditors are responsible for expressing an opinion on conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States, and annually auditing the effectiveness of internal control over financial reporting. It is the Audit Committee’s responsibility to monitor and oversee the performance of these responsibilities and to report to the full Board of Directors.

Our Board of Directors has determined that each member of the Audit Committee is an “independent director” as defined in the Listing Standards of the Exchange and the Company’s corporate governance standards. In addition, our Board of Directors has determined that Stephen V. Murphy, Douglas B. Fox and Marcia J. Hooper are “audit committee financial experts”, as defined by Securities and Exchange Commission rules.

The Audit Committee reviewed and discussed the audited financial statements and the auditor’s evaluation of the Company’s internal controls over financial reporting for fiscal 2008 with the Company’s auditors, with management, and with the entire Board of Directors. The Committee also discussed with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committee,” as amended). In addition, the Audit Committee has received from the auditors the letter and written disclosures respecting fiscal 2008, which are required by the Public Company Accounting Oversight Board, and has discussed with them their independence from the Company and its management. Furthermore, the Audit Committee considered and determined that the auditors’ non-audit services to the Company were consistent with the guidelines established to ensure auditor independence.

Based upon our reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board agreed, that the audited financial statements for fiscal 2008 be included in the Company’s annual report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

This report by the Audit Committee is not to be deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended, and is not to be incorporated by reference into any other filing of the Company under those statutes except to the extent that the Company may expressly refer to this report for incorporation by reference in a particular instance.

The undersigned, being all the members of the Audit Committee, submit this report to the Company’s stockholders.

Stephen V. Murphy, Chairman
Douglas B. Fox
Marcia J. Hooper
Lisa A. Stanley

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

Consistent with Securities and Exchange Commission policies regarding auditor independence, the Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Chairman of the Audit Committee, who is an independent director, has been delegated the authority by the Committee to pre-approve the engagement of the independent auditors if the fees for the service are estimated to be less than $50,000, unless the cumulative amount of fees for previously approved services exceeds 30% of the projected annual audit service fees, in which case pre-approval by the entire Audit Committee is required. Each quarter, the Audit Committee reviews the services provided by the independent auditor during the previous quarter as well as the services that were pre-approved by the Chairman of the Audit Committee during the quarter. All services provided by the Company’s independent auditor in 2008 and 2007 were pre-approved by the Audit Committee or its chairman in accordance with the Company’s policy.

AUDIT SERVICES AND FEES

The professional services provided by KPMG LLP and the aggregate fees for those services rendered during the years ended December 31, 2008 and 2007 were as follows:

Audit Fees.  The aggregate fees billed for audit services for the years ended December 31, 2008 and 2007 were $1,720,712 and $1,812,484, respectively. Audit services include the audit of the financial statements included in the Company’s annual reports on Form 10-K, the audit of the effectiveness of the Company’s internal control over financial reporting, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, statutory audits of the Company’s foreign subsidiaries, and other services normally provided by the independent auditor in connection with statutory and regulatory filings. In addition, the aggregate fees billed for audit services for the year ended December 31, 2008 include $238,075 for additional services related to the completion of the 2007 audit of the Company’s financial statements, which were billed and paid during 2008.

Audit-Related Fees.  The aggregate fees billed for audit-related services in the years ended December 31, 2008 and 2007 were $140,500 and $116,975, respectively. Audit-related services include audits of the financial statements of the Company’s employee benefit plans, due diligence related to acquisition candidates and consultations concerning financial accounting and reporting standards.

Tax Fees.  The aggregate fees billed for tax compliance services in the years ended December 31, 2008 and 2007 were $75,511 and $53,484, respectively. Tax compliance services include the preparation and review of the Company’s domestic and international tax returns and assistance with tax audits. The aggregate fees billed for tax consulting and advisory services in the years ended December 31, 2008 and 2007 were $45,468 and $124,892, respectively. Tax consulting and advisory services include advice and planning related to state, local and foreign taxes.

All Other Fees.  There were no other services performed by KPMG LLP during the years ended December 31, 2008 and 2007 that were not included in the above categories.

Ownership of the common stock

Securities ownership of certain beneficial owners.  The Company does not know of any individual who is the beneficial owner of more than 5% of the Company’s Common Stock that was outstanding on the record date for the Annual Meeting. The only institutional investors known to have held more than 5% of the Company’s Common Stock on that date are set forth in the following table which shows each firm’s percentage of shares actually outstanding on the record date. We took this information from the most recent reports on Schedule 13G, as filed for each such firm with the Securities and Exchange Commission before the record date for the Annual Meeting.

		Amount of		Nature of
		beneficial	Percent of	beneficial
Stockholder	Address	ownership	outstanding	ownership
Wellington Management Company, LLP(1)	75 State Street Boston, MA 02109	3,640,143	13.3%	shared voting and dispositive power

Dimensional Fund Advisors LP(2)	Palisades West Bldg 1, 6300 Bee Cave Rd Austin, TX 78746	2,243,610	8.2%	sole voting and dispositive power

Barclays Global Fund Advisors(3)	400 Howard Street San Francisco, CA 94105	2,022,910	7.4%	sole voting and dispositive power

Royce & Associates, LLC(4)	1414 Ave of the Americas New York, NY, 10019	1,870,065	6.8%	sole voting & dispositive power

Notes:

1)	Wellington Management Company, LLP (“Wellington”) is an investment advisor. The clients of Wellington have the right to receive or the power to direct the receipt of dividends, or the proceeds from the sale of the Common Stock.

2)	Dimensional Fund Advisors Inc. (“Dimensional”) is an investment advisor and serves as an investment manager of certain funds. The number shown in the Amount of beneficial ownership column represents the total number of shares of the Common Stock owned by such funds.

3)	Barclays Global Fund Advisors (“Barclays”) is an investment advisor. The clients of Barclays and its affiliates have the right to receive or the power to direct the receipt of dividends, or the proceeds from the sale of the Common Stock.

4)	Royce & Associates LLC (“Royce”) is an investment advisor. The clients of Royce have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of the Common Stock.

Stock ownership of management.  The following table shows the number of beneficial owners of the Common Stock for each member of the Board of Directors, including the four current nominees for election to the Board, as of the record date for the Annual Meeting. The table also shows the beneficial ownership of the Company’s Named Executive Officers (defined on page 39) on the record date. The table also includes the aggregate number of shares owned beneficially, as a group, by 18 directors and corporate officers. The following table assumes that an individual beneficially owns any shares which he or she may acquire by exercising options which are exercisable within 60 days after the record date, by converting stock equivalents or by withdrawing from an employee benefits plan, even if that individual has not yet made the exercise, conversion or withdrawal of the stock.

Except for David J. Shea who owns 1.1%, no individual listed in the following table beneficially owned more than 1% of the Common Stock outstanding on the record date (including for this purpose shares subject to stock options which will become exercisable within 60 days after the record date). The number of shares listed in the following table as beneficially owned for all directors and officers as a group is 7.3% of the Common Stock outstanding on the record date.

Beneficial Ownership(1)
Name or group
Elaine S. Beitler	37,664	(2)
Carl C. Crosetto	118,524	(3)
Douglas B. Fox	97,707	(4)
Philip E. Kucera	209,157	(5)
Marcia J. Hooper	44,235	(6)
Stephen V. Murphy	19,705	(7)
William P. Penders	102,184	(8)
Gloria M. Portela	71,295	(9)
H. Marshall Schwarz	164,182	(10)
David J. Shea	287,663	(11)
Scott L. Spitzer	41,726	(12)
Lisa A. Stanley	256,281	(13)
Vincent Tese	141,240	(14)
John J. Walker	66,548	(15)
Richard R. West	178,453	(16)
All directors and corporate officers as a group	1,996,252	(17)

Notes:

1)	The beneficial ownership reported in the table is direct unless otherwise noted. The Company understands that each individual named has sole power to vote or to dispose of the shares. The shares reported in the table include these forms of ownership:

• Shares of Common Stock beneficially owned out-right on the record date, either on the records of the Company or in street name,

• Shares subject to stock options exercisable on the record date, or which will become exercisable within 60 days after the record date,

• Shares owned indirectly through the Bowne Stock Fund in the 401(k) Savings Plan, determined April 1, 2009, and

• Restricted stock awarded to individual executives under the 1999 Incentive Compensation Plan.

     The table assumes that all restricted stock is vested or will become vested within 60 days after the record date and includes additional shares of restricted stock earned as the equivalent of dividends through the Record Date.

• DSUs awarded to individual executives under the Long-Term Performance Plan or the Deferred Award Plan, and

•   DSUs credited to individual non-employee directors under the Stock Plan for Directors or the 1999 Incentive Compensation Plan, including units resulting from the conversion of cash retirement benefits that accrued to individual directors prior to the effective date of the Stock Plan for Directors, as well as units resulting from the one-time award made to each director elected after the Stock Plan for Directors went into effect in 1997.

     The table assumes that all DSUs are fully distributed and may be converted into common stock within 60 days after the record date, and that cash dividends payable on DSUs through the record date have been reinvested in additional shares.

2)	Includes 32,083 shares owned, 4,015 DSUs, and 1,565 shares held in the Bowne Stock Fund in the 401(k) Savings Plan.

3)	Includes 33,524 shares owned and options to purchase 85,000 shares.

4)	Includes 17,500 shares owned, options to purchase 42,572 shares and 37,635 DSUs under the Stock Plan for Directors.

5)	Includes 74,245 shares owned, options to purchase 121,000 shares and 13,912 DSUs under the Stock Plan for Directors.

6)	Includes options to purchase 26,275 shares and 17,960 DSUs under the Stock Plan for Directors.

7)	Includes 19,705 DSUs under the Stock Plan for Directors.

8)	Includes 73,665 shares owned, 8,962 DSUs, and 19,556 shares held in the Bowne Stock Fund in the 401(k) Savings Plan.

9)	Includes 2,000 shares owned, options to purchase 27,129 shares, and 42,166 DSUs under the Stock Plan for Directors.

10)	Includes 5,000 shares owned, options to purchase 80,020 shares and 79,162 DSUs under the Stock Plan for Directors.

11)	Includes 143,613 shares owned, options to purchase 38,100 shares, 62,760 DSUs and 43,190 shares held in the Bowne Stock Fund in the 401(k) Savings Plan.

12)	Includes 39,094 shares owned, 2,485 DSUs and 147 shares held in the Bowne Stock Fund in the 401(k) Savings Plan.

13)	Includes 190,022 shares owned, 26,500 options to purchase shares, and 39,759 DSUs under the Stock Plan for Directors.

14)	Includes options to purchase 85,786 shares and 55,454 DSUs under the Stock Plan for Directors.

15)	Includes 55,175 shares owned, 346 DSUs and 11,027 shares held in the Bowne Stock Fund in the 401(K) Savings Plan.

16)	Includes 57,700 shares owned, 51,819 options to purchase shares, and 68,934 DSUs under the Stock Plan for Directors.

17)	This group consists of 18 individuals. The shares reported in the table for the group include 83,574 shares owned by three corporate officers not named in the table, with options to purchase 43,800 shares, 28,554 DSUs, and 3,760 shares held in the Bowne Stock Fund of the 401(k) Savings Plan for the benefit of two of the three corporate officers not named in the table.

Report of the Compensation and Management Development Committee

The Compensation Committee has overall responsibility for approving and evaluating the director and executive officer compensation plans, policies and programs of the Company. The Compensation Committee recommends to the independent members of the Board compensation for the Chairman and Chief Executive Officer and recommends to the Nominating and Corporate Governance Committee compensation for directors. Members of the Compensation Committee are appointed by the Board, on the recommendation of the Nominating and Corporate Governance Committee. Compensation Committee members may be removed and replaced by the Board.

In 2008 the Compensation Committee consisted of three directors — for the period from January to May 22, 2008 the Compensation Committee consisted of Vincent Tese, Chairman; Gloria M. Portela and H. Marshall Schwarz. On May 22, 2008, Marcia J. Hooper replaced Mr. Schwarz on the Compensation Committee. All four directors have extensive management and/or Board experience in managing, overseeing, and/or researching in the fields of employment and/or executive compensation. As determined by the Board, all four directors meet the independence requirements of the Exchange and other legal requirements for the proper administration of the Company’s compensation plans and programs, including requirements under the Federal securities laws and the Internal Revenue Code of 1986, as amended. In addition, each Compensation Committee member is neither a current nor former employee of the Company.

The Compensation Committee operates under a charter, which is posted in the “Corporate Governance” section of the Company’s website (www.bowne.com). The Compensation Committee Charter was approved by the Board of Directors on November 20, 2003 and was most recently reviewed and updated on March 6, 2008.

The Compensation Committee’s authority and responsibilities include the following:

•	Review and recommend to the Board on an annual basis the corporate goals and objectives with respect to compensation for the Chairman and Chief Executive Officer; and evaluate at least once a year the Chairman and Chief Executive Officer’s performance in light of these goals and objectives, and based upon these evaluations determine and approve with the other independent directors the Chairman and Chief Executive Officer’s compensation.

•	Review and recommend to the Board on an annual basis the evaluation process and compensation structure for the Company’s officers, and evaluate the performance of the Company’s senior executive officers, and recommend to the Board the compensation of such senior executive officers.

•	Review annually the Company’s incentive compensation and stock-based plans, and recommend changes in such plans to the Board as needed.

•	Monitor and make recommendations to the Board regarding employee pension, profit sharing and benefit plans. The Compensation Committee delegated the administration of the benefit plans to the Company’s investment and administration committee consisting of the Chairman and Chief Executive Officer; Senior Vice President and Chief Financial Officer; Senior Vice President, General Counsel and Corporate Secretary; and Senior Vice President, Human Resources.

•	Assist the Board in developing and evaluating potential candidates for executive positions and overseeing the development of executive succession plans.

•	Review periodically the compensation of the independent members of the Board and make recommendations to the Nominating and Corporate Governance Committee to maintain competitive compensation for independent members of the Board.

•	Retain such compensation consultants, outside counsel and other advisors as the Compensation Committee may deem appropriate, with sole authority to approve related fees and retention terms of such advisors.

•	Perform a review and evaluation, at least annually, of the performance of the Compensation Committee and its members.

In 2008 the Compensation Committee met seven times. With the exception of four meetings, all meetings were regularly scheduled to coincide with Board meetings. The Compensation Committee Chairman and the Company’s Senior Vice President, Human Resources determined the agenda for each meeting. Compensation Committee members generally received agendas and discussion materials several days in advance, to provide them with time for adequate review and preparation for the meetings.

In 2008 the Compensation Committee engaged Watson Wyatt Worldwide as its independent compensation consultant to advise the Compensation Committee. In March 2009, the Compensation Committee selected PricewaterhouseCoopers, LLP (“PwC”) as their independent compensation consultant. The Compensation Committee regularly provides guidelines which give direction to the consultants, and delegates certain interaction with the consultant to the Company’s Senior Vice President, Human Resources. Services provided by the consultants include competitive compensation benchmarking of executive officer positions, industry research on competitive design of compensation and employment programs, presentation and analysis of long-term incentive design alternatives, compliance with tax laws and regulations governing compensation and benefits, and other technical advice. The consultants did not provide recommendations on compensation decisions for individual executive officers.

At the Compensation Committee’s request, from time to time members of management attend portions of Compensation Committee meetings. During 2008 they included the Chairman and Chief Executive Officer; Senior Vice President and Chief Financial Officer; Senior Vice President, General Counsel and Corporate Secretary; and Senior Vice President, Human Resources.

On an annual basis, the Senior Vice President, Human Resources presents to the Compensation Committee a summary of the Company’s Management Continuity System including performance evaluations and development plans for each of the Company’s senior executive officers and a review of the talent profile of the Company.

In addition, on an annual basis the Compensation Committee reviews and approves increases or changes to each element of the total direct compensation package of each individual executive officer, with the exception of the Chairman and Chief Executive Officer. The Compensation Committee Chairman presents recommendations for the Chairman and Chief Executive Officer for review by the Compensation Committee. The Compensation Committee’s recommendations are then presented to the independent Board members for approval.

The 2008 review included comparisons to competitive levels of compensation based on peer groups as approved by the Compensation Committee, as well as year-over-year comparisons. The Compensation Committee concluded that total direct compensation levels, as well as individual elements of compensation, were reasonable for all executive officers in light of Company performance, business unit performance, individual performance, and competitive practice.

At each meeting in 2008 the Compensation Committee held an executive session. No members of management, consultants, or other outsiders attended these executive sessions. Among other topics, discussions and decisions regarding performance, succession and compensation of the Chairman and Chief Executive Officer took place during these executive sessions.

The Compensation Committee took the following key actions at its meetings in 2008:

•	Approved the 2008 Annual Incentive Plan (“AIP”) financial targets and strategic goals used to determine the 2008 AIP awards payable in March 2009.

•	Approved grants of restricted stock units for the executive officers and a pool of shares to be granted to key employees during 2008, in place of equity grants which normally would have been made in December 2007.

•	Certified results and approved (or made recommendations to the independent members of the Board, as appropriate) AIP payments for executive officers for the 2007 performance year, based on formulas the Compensation Committee had previously approved.

•	Reviewed and approved (or made recommendations to the independent members of the Board, as appropriate) the accelerated settlement of awards under the Long-Term Equity Incentive Plan (“LTEIP”) based on the attainment of the maximum performance goal established to fund the awards within the first two years of three year (2006-2008) performance cycle.

•	Recommended, and the Board approved, an adjustment to Mr. Kucera’s LTEIP award which was settled with 40,000 shares of Company stock in March 2007. Mr. Kucera received an additional 6,333 shares of Company stock in March 2008.

•	Requested the independent compensation consultant to conduct a study of total direct compensation of senior managers to confirm that the Company’s compensation philosophy is competitive and consistent with the performance of the Company. The study was presented at the March 6, 2008 and April 23, 2008 Compensation Committee meetings.

•	Approved revised Stock Ownership Guidelines.

•	Approved a LTEIP for a one year cycle including performance goals and individual grant targets in the form of restricted stock units (“RSUs”) to certain executives including all the Named Executives Officers.

•	Determined that none of the RSUs associated with the LTEIP grants described above would be awarded based on 2008 performance.

•	Approved compensation plans for the senior executive officers for 2009, including no base salary adjustments, no change to the AIP targets and stock option grants.

•	Ratified and reaffirmed the Compensation Committee’s delegation to amend all plans and programs to comply with Section 409A to the investment and administration committee of the Company.

•	Conducted a review of the Company’s Management Continuity System and succession plans.

In addition the Compensation Committee took the below actions in the first quarter of 2009:

•	Approved the 2009 Annual Incentive Plan financial targets and strategic goals used to determine the 2009 AIP awards. Such awards will be determined based on 2009 performance and will be payable, if earned, in March 2010.

•	Approved stock option grants to key non-executive employees.

•	Approved a cash-based Long Term Incentive Plan (“LTIP”) for the three year cycle beginning January 2009 and ending December 31, 2011.

•	Approved revised Stock Ownership Guidelines to reflect the volatility in the stock market.

•	Recommended to the Nominating Committee that the Board of Directors compensation be paid in cash for at least the first quarter of 2009.

•	Approved the surrender of 794,500 outstanding, underwater options (with no corresponding consideration) by Bowne executive officers.

•	Approved amendments to the 1999 Incentive Compensation Plan which are presented as Proposal Three in this proxy statement to:

o	Increase the available share reserve;

o	Eliminate the “fungible pool” approach for counting grants in favor of a cap on shares available for full-value awards;

o	Prohibit the repricing or exchange of underwater stock options or SARs without prior stockholder approval; and

o	Reduce the maximum term of stock options or SARs from ten years to seven years.

The Compensation Committee has reviewed the compensation discussion and analysis, discussed it with management and recommends its inclusion in the Company’s annual report on Form 10K and this proxy statement.

Vincent Tese, Chairman
Gloria M. Portela
Marcia J. Hooper

Compensation Discussion and Analysis

Executive Summary

Key objectives of the Company’s executive compensation programs are as follows:

•	Attract and retain superior executive talent;

•	Provide incentives and rewards for executives who contribute to the Company’s success;

•	Link executive compensation to both corporate performance and the creation of long-term shareholder value; and

•	Provide for levels of compensation consistent with the Company’s leadership position in several highly specialized business areas.

Principal components of ongoing compensation for our executive officers include the following:

•	Base salaries consistent with each executive’s responsibilities and individual performance;

•	An AIP based on financial factors at the corporate and business unit levels and on quantifiable strategic performance measures;

•	An LTIP that closely links cash awards with the Company’s strategic plan though attainment of ROIC goals, thereby providing incentives for both Company performance and the creation of shareholder value;

•	Restricted stock awards, RSUs and stock option awards, which provide incentives for the creation of shareholder value and rewards for sustained efforts and continued service;

•	Employee benefit programs;

•	Termination protection agreements to maintain the alignment of executive and shareholder interests during potential changes in corporate control; and

•	Limited executive perquisites consistent with the Company’s focus on pay-for-performance.

The Company believes that its executive compensation policies, plans and programs advance the objectives listed above and adhere to high standards of corporate governance.

Objectives of the Company’s Executive Compensation Programs

The Company’s executive compensation programs have four key objectives described above in the Executive Summary. To accomplish these objectives, the Company’s executive compensation programs are based on the following guiding principles:

•	Base salaries for executive officers are adjusted annually based on the Company’s strategic goals and performance, changes in the market and the responsibilities of the individual Named Executive Officers identified in the Summary Compensation Table on page 39;

•	Base salary for each of the Named Executive Officer is benchmarked at the 50th percentile of the compensation marketplace. Total cash compensation and total direct compensation for each of the Named Executive Officers are targeted at the 65th percentile of the competitive market. Actual compensation levels reflect the individual performance, expertise and tenure with the Company, in addition to the competitive marketplace benchmark;

•	Total cash compensation as measured for benchmarking purposes is the sum of annualized base salaries and target AIP awards. Total direct compensation as measured for benchmarking purposes may comprise base salary, target AIP award, target LTIP award, grant date fair market value of stock options, grant date fair market value of RSUs and restricted stock — the combined value of these components as well as the respective amounts of each component are assessed;

•	AIP awards are formula-based and linked to performance against financial targets and strategic objectives;

•	Long term cash and equity-based compensation plans provide incentives to achieve strategic financial results and create shareholder value, to reward sustained service and performance, and to assist in the accumulation of significant equity stakes for the participating executives;

•	Option and RSU award dates are established using a consistent approach to grant dates, and are determined without consideration of recent or expected future public announcements;

•	Executives are expected to maintain long-term stock ownership through ownership guidelines expressed as a required retention percentage of each award or grant that must be held after the grant is paid or exercised;

•	Retirement programs have been designed to provide pension credit for compensation that exceeds the limitations imposed by the US tax laws and to serve as a recruitment tool for mid-career hires of senior executives in lieu of providing significant sign-on bonuses or equity grants;

•	Severance and change in control benefits reflect industry practices and are designed to promote stability within the senior management team during a time of pending change in Company ownership, and limit benefit coverage to key executives whose continued employment might be vulnerable following a change in control of the Company;

•	To the extent possible, compensation is structured to be fully tax deductible; and

•	Executive perquisites and special benefits are limited and mostly business-related.

The Senior Vice President, Human Resources provides support to the Compensation Committee to carry out its responsibilities including executive compensation programs for Named Executive Officers.

To help inform the Compensation Committee’s decisions and monitor the Company’s executive compensation programs, each year the Compensation Committee commissions a benchmarking study of compensation levels for the executive officer positions. As in previous years, the benchmarking study was conducted by the Compensation Committee’s independent compensation consultant Watson Wyatt Worldwide. Comparisons were made to executive compensation levels at 13 publicly traded companies generally viewed as comparable in size and/or industry. These are: Cenveo, Inc., Consolidated Graphics, Inc., Deluxe Corporation, Dow Jones & Co., Inc. The Dun & Bradstreet Corporation, Ennis Inc., Interactive Data Corporation, M&F Worldwide Corporation, Paxar Corporation, R H Donnelley Corporation, The Standard Register Company, Valassis Communications, Inc. and John Wiley & Sons. The Compensation Committee also considers data obtained by the Compensation Committee’s independent compensation consultant from a general industry sample of similarly sized companies, particularly for positions that must be competitive with employers across a wide spectrum of industries.

In 2008 the Compensation Committee conducted a total compensation review and benchmark study to confirm the Company’s compensation philosophy and pay is consistent with the Company’s compensation philosophy and performance. The study was presented at the March and April 2008 meetings. The Compensation Committee amended the compensation philosophy to benchmark base salary to the 50th percentile of the market and to retain the benchmark for total cash compensation and total direct compensation at the 65th percentile of the competitive marketplace since the incentive components of the Company’s compensation plans are tied directly to the annual and long term performance of the company. The Compensation Committee did not commission an updated compensation benchmark study for 2009 discussions since the recommendation of management was to not increase base salaries, AIP targets or LTIP targets. The March 2008 study indicated that:

•	The Company’s base salaries are consistent with the Company’s philosophy to pay at the 50th percentile with adjustment for individual performance, tenure and expertise.

•	The Company’s mix of compensation elements is similar to those of the comparator companies and appropriately linked to the performance of the Company.

•	The Company’s total direct compensation levels generally fall below the targeted 65th percentile. Base salaries and total cash compensation levels are consistent with the Company’s philosophy to pay at the 50th percentile with adjustments for individual performance, tenure and expertise.

Analysis of the Company’s Executive Compensation Programs

The following section provides details on each of the Company’s executive compensation programs. It demonstrates how these programs — individually and in total — accomplish the objectives established for them and follow the guiding principles set forth above.

Base Salary Program.  Base salary represents, on average, approximately one-third of an executive officer’s total direct compensation package. This approach is consistent with industry practice, as demonstrated by the competitive benchmarking commissioned by the Compensation Committee.

In 2007 the Compensation Committee (and, in the case of Mr. Shea, the independent Board members) approved the following base salary increases effective January 1, 2008 for the Named Executive Officers:

•	Mr. Shea — 21.7% increase reflects a salary adjustment and merit increase. His base salary is at the 50th percentile of the competitive market.

•	Mr. Penders — 9.6% merit increase. His base salary is above the 50th percentile of the competitive market.

•	Mr. Walker — 19.4% increase reflects a salary adjustment to reflect his expertise and performance. His base salary is above the 50th percentile of the competitive market.

•	Ms. Beitler— 11.1% increase to reflect a change in her responsibilities. Her base salary is above the 50th percentile of the competitive market.

•	Mr. Spitzer — 6.9% merit increase. His base salary is above the 50th percentile of the competitive market.

The Compensation Committee did not approve any salary increases for the Named Executive Officers or any other executives of the Company for 2009. The base salaries remain at the 2008 level for 2009.

Annual Incentive Plan.  The Company’s AIP is formula-based and designed to reward executive officers based on the following:

•	For 2008 a financial factor based on attainment of targeted levels of the Company’s consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) (50% weighting). Attainment of $73 million in EBITDA would have funded 25% of the AIP award and EBITDA of $105 million would have funded the full 50% of the AIP award related to the financial factor.

•	Attainment of strategic initiatives linked to the strategic and operating plan for the Company. The strategic initiatives are weighted such that each goal reflects the proportion of its relative impact on total Company performance (50% weighting).

The financial factor is based on Bowne’s consolidated EBITDA for several reasons. It is a stable measure of the Company’s operating cash flow, is a key measure in the Company’s planning and budgeting processes, is a measure that is regularly monitored in the Company’s management reporting, and is easily calculated for the total Company. Threshold, target, and maximum levels of respective consolidated EBITDA for use in the AIP calculations were approved by the Compensation Committee at the January 2008 meeting based on the Company’s 2008 budget and on historical Company and peer performance and revised in March 2008 to reflect the acquisitions of GCOM2 Solutions and Rapid Solutions Group.

Strategic initiatives are quantifiable measures of operating performance that are aligned with the Company’s operating and strategic plans and are critical to the Company’s success. For 2008 the selected metrics are related to improvement in days outstanding of receivable balances, operating efficiencies and productivity gains in continuing businesses and attainment of integration of synergies of acquired companies. The selected strategic initiatives are approved by the Compensation Committee based on the strategic and operating plans for the Company and on the recommendation of the Chairman and Chief Executive Officer. Strategic initiatives for the Chairman and Chief Executive Officer are reviewed and approved by the Compensation Committee. The Compensation Committee sets AIP targets at levels designed to challenge the Company’s management to achieve operating and strategic plans to improve year over year performance.

The financial factors and strategic initiatives for a fiscal year are approved by the Compensation Committee in January of that fiscal year subject to adjustments for significant corporate events, and are based on the Company’s strategic and operating plans approved by the Board of Directors in December of the prior year. The Compensation Committee (and, in the case of Mr. Shea, the independent Board members) reviews and approves the target AIP awards for executive officers, including all Named Executive Officers, in December of the prior fiscal year.

The Compensation Committee then confirms the fiscal year results against the financial and strategic targets previously established and approves payments of the AIP awards during the first quarter of the following year, after completion of the Company’s audited financial statements and assessment of strategic initiatives.

Each Named Executive Officer has a threshold, target, and maximum AIP award as approved by the Compensation Committee (and, in the case of Mr. Shea, the independent Board members) in December of the prior fiscal year, which is reported in the “Non-equity incentive plan compensation” column of the 2008 Grants of Plan Based Awards Table.

These incentive formulas directly link each Named Executive Officer’s incentive payment to the financial performance of the Company and/or the business unit for which the Named Executive Officer has principal responsibility, and to strategic initiatives that are critical to the Company’s overall success. Also, these awards are intended to be fully deductible expenses on the Company’s tax returns.

The Company did not meet any of the financial goals established for 2008. A minimum level of the strategic goals was attained. On the recommendation of management, no AIP awards were approved or paid for the Named Executive Officers or for any other participants in the AIP with the exception of a small number of awards to employees who were guaranteed a minimum payment upon hire.

Long-Term Equity Incentive Plan and Long Term Incentive Plan.

The Company’s average ROIC during the first two years of the performance period (2006 — 2007) exceeded the pre-determined maximum level, therefore in accordance with the plan, the LTEIP awards granted for the 2006-2008 performance cycle were calculated at the pre-set maximum level and settled in the first quarter of

2008. The Audit Committee reviewed and approved the calculation of the average ROIC. The Compensation Committee (and, in the case of Mr. Shea, the independent Board members) approved settlement of the LTEIP awards at 200% of target as provided in the LTEIP. A total of 938,000 shares of Company Common Stock was distributed to the LTEIP participants in March 2008 in settlement of the awards. The Named Executive Officers received shares as follows:

•	Mr. Shea — 200,000 shares of Common Stock.
•	Mr. Penders — 120,000 shares of Common Stock.
•	Mr. Walker — 70,000 shares of Common Stock.
•	Ms. Beitler — 60,000 shares of Common Stock.
•	Mr. Spitzer — 60,000 shares of Common Stock.

The Compensation Committee and the Board approved a new LTEIP during 2008 for a one-year performance cycle. A one year performance cycle was selected to complete the three year strategic performance period that was established under the 2006-2008 LTEIP which was settled per the plan design after two years due to the attainment of the maximum performance goals as of the end of the second year of the three year cycle. The LTEIP rewards progress against the Company’s current strategic plan. Further, since the awards are denominated in RSUs and settled in shares of Common Stock, the LTEIP directly rewards the creation of shareholder value and assists in the accumulation of significant equity stakes for participating executives.

Under the LTEIP for 2008, executives, including the Chairman and Chief Executive Officer and all other Named Executive Officers, were granted a targeted number of RSUs. The aggregate number of target RSUs granted to all executives was approximately 205,000 shares. The RSUs would have been convertible into shares of Common Stock at the end of a one-year performance period based on the Company’s three year average Return on Invested Capital (“ROIC”). The actual number of shares which would have been awardable in the first quarter of 2009 ranged between zero (for average ROIC performance that was less than the pre-determined threshold level) and two times the target RSUs (for average ROIC performance that exceeded a pre-determined maximum level). The Company chose ROIC as the principal measure for the LTEIP because it comprises both growth in profitability and capital efficiency and believes it is a primary driver of shareholder value. The 2008 ROIC targets were calculated based on a three-year average of the ROIC for fiscal years 2006, 2007 and 2008. Attainment of an 11% average ROIC would have been funded 50% of the LTEIP awards, 100% payment of the LTEIP awards would have been made upon attainment of a 13.5% average ROIC and the maximum payment of 200% of the LTEIP awards would have been made if the three year average ROIC was 16% or higher.

The Compensation Committee (and, in the case of Mr. Shea, the independent Board members) approved all awards to the Chairman and Chief Executive Officer and other Named Executive Officers and approved the threshold, target and maximum levels of ROIC based on the Company’s strategic plan, and historical and peer analysis.

The minimum level of average ROIC was not attained and at its December 2008 meeting the Compensation Committee determined that no LTEIP awards would be paid for the 2008 cycle. The 2008 LTEIP grants are included in the 2008 Grants of Plan Based Award Table, but are not included in the Outstanding Equity Awards at Fiscal Year End Table as they were cancelled prior to December 31, 2008.

At its March 5, 2009 meeting, the Compensation Committee (and in the case of Mr. Shea, the independent Board members) approved a new Long Term Incentive Plan (“LTIP”) for a three-year cycle beginning January 1, 2009 and ending December 31, 2011. Any awards earned at the end of the performance cycle will be settled in the first quarter of 2012. The LTIP is similar to the prior LTEIP, incorporating the same individual award targets, and requiring achievement of specified levels of ROIC performance. However, the LTIP awards were made, and will be settled, in cash rather than awarded in RSUs and settled in shares of Common Stock as under the LTEIP. The primary reason for the change in the form of payment is the current and anticipated future volatility of the Company’s stock price over the three-year cycle. Granting and paying these awards in cash will serve to avoid the commitment of a large number of shares and the possibility of corresponding gains from a subsequent share price rebound. The ROIC targets are calculated based on a three year average of the Company’s ROIC for fiscal year 2009, 2010 and 2011. Attainment of a 9.0% three-year average ROIC will fund 50% of the LTIP awards, 100% payment of the LTIP awards will be made upon attainment of a 10.5% average ROIC over the three years, and the maximum payment of 200% of the LTIP awards will be made if the three year average ROIC is 13.5% or higher. If the Company’s average ROIC during the first two years of performance cycle (2009-2010) exceeds the predetermined maximum level of 13.5%, then the awards will become vested and paid at a maximum of 150%, but will still be settled in the first quarter of 2012. In addition, the LTIP design for 2009-2011 allows for participants to earn reduced awards for average ROIC performance over any two consecutive year period during the cycle, or for ROIC performance in any single year of the cycle. The Company again chose ROIC as the principal measure for the LTIP because it comprises both growth in profitability and capital efficiency and it is a primary driver of shareholder value.

The Compensation Committee (and, in the case of Mr. Shea, the independent Board members) approved all awards to the Chairman and Chief Executive Officer and other Named Executive Officers and approved the threshold, target and maximum levels of ROIC based on the Company’s strategic plan, and historical and peer analysis. The estimated compensation expense to be recognized for the 2009 LTIP at the target performance metric for the years ended December 31, 2009 through 2012, is approximately $2.3 million, $3.0 million, $3.0 million and $0.8 million, respectively and is intended to be fully tax-deductible by the Company.

Restricted Stock, RSUs and Stock Option Grants.

Any stock option grants are made with exercise prices that are no less than the FMV of the Common Stock on the date of grant. The FMV is defined as the mean of the highest and the lowest trading prices reported on the Exchange on that day. The grant dates of the restricted stock, RSU and stock option grants correspond to pre-determined meetings of the Compensation Committee and Board, respectively, during which the awards are approved. Compensation expense related to the receipt of restricted stock, RSUs and the exercise of non-qualified stock options is intended to be fully tax-deductible by the Company. Grants of RSUs were approved by the Compensation Committee in January 2008 (and, in the case of Mr. Shea, by the independent Board members in March 2008) and are reported in this proxy statement. In 2007, the Compensation Committee deferred the regular grant of stock options normally made at the Compensation Committee’s annual December meeting and requested that management, with the assistance of the independent compensation consultant, recommend whether the 2007 equity grant should be made in the form of stock options or RSUs. The recommendation with which the Compensation Committee agreed, was to grant RSUs to provide for additional full share ownership for the Named Executive Officers and the other senior officers. In December 2008, the Company returned to the historical normal practice of granting stock options. The Compensation Committee (and, in the case of Mr. Shea, by the independent Board members) approved total grants of 500,000 options to the Named Executive Officers.

Stock Ownership Guidelines.

During the first quarter of 2009, based on changes in the Company’s stock price, no senior executive was in compliance with the established stock ownership guidelines. The Compensation Committee therefore, approved new ownership guidelines in the form of net share retention guidelines, which were based on dollar values equal to multiples of their base salaries. Under this approach each member of the Board of Directors and senior executive will be required to hold at least 50% of any net shares acquired through the Company’s Board of Directors compensation programs or executive equity incentive plans until they leave the Board of Directors or employment with the Company. Net shares are defined as shares acquired net of any shares used to pay required exercise price and/or tax liability. The Compensation Committee believes this approach, which does not depend on the underlying stock price, will be more durable than the previous approaches to executive stock ownership, while ensuring long term alignment of executive and stockholder interests.

Benefits and Executive Perquisites.  It is the Company’s policy to provide limited executive perquisites and special benefits, most of which are business-related. The Chairman and Chief Executive Officer and the other Named Executive Officers participate in the Company’s tax-qualified 401(k) Savings Plan, on the same basis as all other U.S. based full-time employees. The 401(k) match on employee contributions is currently suspended due to the severe economic environment. If a contribution the Company makes under the 401 (k) Savings Plan for the benefit of an executive who is a participant in the LTIP would exceed the limit imposed by the Employee Retirement Income Security Act (“ERISA”), then the Company makes only the allowable contribution to the executive’s account and converts the balance into DSUs. In the latter case the Company’s Excess ERISA Plan provides for income taxes on the disallowed portion by awarding DSUs equivalent to 140% of the amount by which the contribution would have exceeded the allowable limit. Beginning with the 2008 contribution (made in March 2009), the Excess ERISA Plan contributions and tax allowance will be not be converted to DSUs and will be credited to a deferred account in cash which will be credited with interest at the rate of 120% of the long term applicable federal rate as published by the IRS. The Chairman and Chief Executive Officer and most of the other Named Executive Officers participate in the Company’s Pension Plan on the same basis as all other U.S. based full-time employees. The Compensation Committee recommended and the Board approved a redesign of the Company’s pension plan to a “cash-balance” plan that is further described following the 2008 Pension Benefits Table. The Chairman and Chief Executive Officer and other Named Executive Officers also participate in a Supplemental Executive Retirement Plan which is intended to provide benefits that cannot be provided under the tax-qualified plans due to limits on compensation under the Internal Revenue Code, and to provide competitive retirement benefits to executives who joined the Company at mid-career. The various pension plans are discussed in more detail, and benefits for the Chairman and Chief Executive Officer and each Named Executive Officer are included in the 2008 Pension Benefits Table.

The Chairman and Chief Executive Officer and other Named Executive Officers also receive an auto allowance or the use of a company provided car, which benefit is also provided to a wider group of executives in the Company. In addition, the Company provides business-related perquisites in the form of payment of membership fees in a country club to some of the Named Executive Officers which may be used for both personal and business functions.

All amounts related to perquisites for Named Executive Officers are disclosed in the “All other compensation” column of the Summary Compensation Table, along with details on their valuations.

Termination Protection Agreements.  The Company has Termination Protection Agreements (“TPAs”) with the Chairman and Chief Executive Officer and other Named Executive Officers (as well as certain other officers of the Company). The TPAs are designed to:

•	Promote senior management stability during a time of pending changes in Company ownership;

•	Limit benefit coverage to key executives whose continued employment might be vulnerable following a change in control; and

•	Reflect competitive practices in the industry.

A more detailed description of the benefits payable under the TPAs, as well as estimated payments that would be paid to the Chairman and Chief Executive Officer and other Named Executive Officers if a change-in-control related termination had occurred on the last business day of 2008, are included following the tabular disclosures below.

The Company does not have any specified termination plans or policies related to terminations not in connection with a change in control, nor does it have employment agreements in place for the Chairman and Chief Executive Officer or any of its other Named Executive Officers.

Impact of Regulatory Requirements

In making executive compensation decisions, the Compensation Committee is mindful of the impact of regulatory requirements on those decisions. In particular, regulatory requirements affect the Compensation Committee’s decisions in the following ways:

•	Internal Revenue Code Section 162(m): The Compensation Committee endeavors to maximize the amount of compensation that is tax deductible as an expense. To help accomplish this, base salaries are generally limited to approximately one third of the total direct compensation package and none of the Chairman and Chief Executive Officer or other Named Executive Officers is paid a salary that exceeds the allowable deductible maximum of $1,000,000. LTEIP and LTIP awards and non - qualified stock options are also provided under a shareholder-approved plan that is intended to meet the requirements for deductibility. With the exception of the RSUs granted in January 2008 in lieu of the normal annual stock option grants, grants of restricted stock on which restrictions lapse based on continued employment (which do not generally meet the deductibility requirements for the performance-based compensation) have been limited in nature and issued only for specific incentive and retention purposes rather than as a part of the recurring total direct compensation package. Perquisites and special benefits are generally limited in use and value. All compensation paid to each Named Executive Officer in 2008 was intended to be deductible.

•	Internal Revenue Code Section 409A: All programs have been reviewed by counsel to verify that either they are not considered deferred compensation under the Section 409A definitions, or they comply with the deferred compensation rules in Section 409A. As a result, the Company does not anticipate employees to be subject to any tax penalties under Section 409A.

•	FAS 123(R): The Company adopted FAS 123(R) beginning in fiscal year 2006. In the re-design of the LTEIP and in determining option and restricted stock awards, the Compensation Committee considers the potential expense of those programs under FAS 123(R) and its impact on earnings per share. The Compensation Committee concluded that the expense associated with executive compensation in 2008 was appropriate, given competitive compensation practices in the industry, the Company’s performance, and the motivational and retention effect of the awards.

Conclusions

The Company and its Compensation Committee regularly consider ways to improve the ability of its total direct compensation program to meet the objectives established for it. The Company believes that its executive compensation programs are reasonable, appropriate, and in the best interests of shareholders. Key reasons for this conclusion include the following:

•	Competitive benchmarking indicates that our executive compensation levels (both base salaries and total direct compensation) are administered in a manner consistent with the Company’s total direct compensation philosophy.

•	Total direct compensation is highly dependent on Company and business unit performance, through a compensation mix that emphasizes performance-based pay, low levels of perquisites and special benefits other than those that are business-related, formula-based annual and long-term incentive awards, performance-based and time-based restricted stock units, stock options, and share ownership guidelines.

•	The economic interests of the executive officers are aligned with those of shareholders through the opportunity for an accumulation of a significant equity stake, facilitated by performance stock units under the prior LTEIP, restricted stock awards, RSUs, DSUs, stock options and stock ownership guidelines.

•	The Company’s executive retention objectives are achieved at reasonable cost through the TPAs, the Supplemental Executive Retirement Plan, and competitive vesting schedules for RSUs, stock options and restricted stock awards.

•	The cost and dilution of equity award programs are reasonable in light of the Company’s size, industry, and performance.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the executive officers of the Company whose name appears in the table (“Named Executive Officers”) for the fiscal year ended December 31, 2008. The Company has not entered into any employment agreements with any of the Named Executive Officers. When setting the total compensation for each of the Named Executive Officers, the Compensation Committee reviews total compensation which includes the executive’s current cash compensation (base salary and annual incentive awards), long-term and equity-based compensation.

Amounts listed under column (e), “Non-Equity Incentive Plan Compensation” for 2008 were determined by the Compensation Committee at its March 5, 2009 meeting in accordance with previously approved financial and strategic goals established in January 2008. No awards were paid for 2008.

Based on the FMV of equity awards granted to Named Executive Officers in 2008 and the base salary of the Named Executive Officers, “Salary” accounted for approximately 34% of the total compensation of the Named Executive Officers in 2008. Because the value of equity awards included for 2008 is based on the amounts recognized in 2008 under FAS 123(R) rather than the grant date fair value of shares granted in 2008, this percentage cannot be derived directly using the amounts reflected in the table below.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position		a	b(1)	c(2)	d(2)	e(3)	f(4)	g(5)	h
David J. Shea — Chairman & Chief Executive Officer	2008	$699,519	$0	$527,522	$255,651	$0	$252,577	$100,396	$1,835,666
	2007	$575,000	$0	$2,488,578	$450,182	$690,000	$676,989	$74,198	$4,954,947
	2006	$500,000	$0	$350,140	$344,038	$573,500	$454,985	$76,685	$2,299,349
John J. Walker — Senior Vice President, Chief Financial Officer	2008	$399,750	$0	$161,074	$77,624	$0	$99,911	$56,153	$794,512
	2007	$335,000	$0	$860,454	$110,109	$217,800	$223,799	$19,468	$1,766,630
	2006	$93,750	$0	$57,217	$20,559	$70,700	$0	$3,730	$245,956
William P. Penders — President	2008	$399,866	$0	$380,579	$95,680	$0	$111,947	$59,464	$1,047,536
	2007	$365,000	$0	$1,452,202	$154,590	$343,620	$403,694	$39,543	$2,758,649
	2006	$326,769	$0	$147,694	$50,680	$317,700	$338,501	$80,376	$1,261,720
Elaine S. Beitler — Senior Vice President, Business Integration and Manufacturing, Chief Information Officer	2008	$288,346	$0	$160,377	$42,379	$0	$107,856	$34,210	$633,168
Scott L. Spitzer — Senior Vice President, General Counsel, Corporate Secretary	2008	$309,923	$0	$86,488	$59,994	$0	$104,686	$35,238	$596,329
	2007	$290,000	$0	$765,179	$106,757	$174,000	$447,716	$29,961	$1,813,613

Notes:

1)	The Named Executive Officers were not entitled to receive “Bonus” payments unrelated to performance.

2)	The amounts in columns (c) and (d) reflect the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year, in accordance with FAS 123(R) for awards pursuant to the 1999 Incentive Compensation Plan and thus may include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in footnotes (1) and (17) to the Company’s audited financial statements for the fiscal year ended December 31, 2008 which is included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009.

3)	The amounts in column (e) reflect the cash awards to the Named Executive Officers paid under the AIP described on page 32 under the section Annual Incentive Plan.

4)	The amounts in column (f) reflect the actuarial increase in the present value of the Named Executive Officer’s accumulated benefit under all the pension plans established by the Company, determined using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and including amounts which the Named Executive Officers may not currently be entitled to receive because such amounts are not vested. No earnings on nonqualified deferred compensation are considered “above-market” or preferential and, accordingly no such earnings are reflected in this column.

5)	The amounts shown in column (g) for 2008 reflect for each Named Executive Officer the below described payments:

(i) An auto allowance paid monthly to two of the Named Executive Officers. In 2008, Mr. Spitzer received $11,818, and up until September 1, 2008, Mr. Walker received $10,000.

(ii) The imputed income related to the automobiles owned by the company that are attributable to the personal use of three of the Named Executive Officers. Mr. Shea’s and Mr. Penders’ automobiles were purchased in 2006. Mr. Walker’s automobile was purchased in 2008 and he took possession of the automobile as of September 1, 2008.

(iii) Any employee who waives medical coverage under the Company’s medical plan receives a $500 payment in lieu of the coverage. The payment may be received in cash or is contributed to the employee’s flexible spending account. Mr. Walker and Ms. Beitler are the only Named Executive Officers who received this payment in 2008.

(iv) Matching contributions allocated to each of the Named Executive Officers pursuant to the Company’s 401(k) Savings Plan and the excess benefit under the Deferred Award Plan are described in the section titled “2008 Non-Qualified Deferred Compensation” on page 46. For 2008, the Named Executive Officers also received an ERISA excess benefit as described in page 36 in the following amounts: Mr. Shea, $64,933;Mr. Penders, $28,755; Mr. Walker, $21,702; Ms. Beitler , $12,992; and Mr. Spitzer $14,219.

(v) The cost to the Company of club membership provided to Messrs. Shea and Penders. The annual cost of Mr Shea’s club in 2008 was $11,013 and the annual cost for Mr. Penders was $8,759 in 2008. Both of the clubs are used for both business and personal purposes.

2008 Grants of Plan-Based Awards
			Estimated Future Payouts Under			Estimated Future Payouts Under
			Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards
									All Other	All Other
									Stock	Options		Closing
									Awards:	Awards:		Market	Grant Date
									Number of	Number of	Exercise or	Price for	Fair Value
									Shares of	Securities	Base Price	Grant date	of Stock
		Approval							Stock or	Underlying	of Option	of Option	and Option
	Grant Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Option	Awards	Awards	Awards
Name	a	b	c(1)	d(1)	e(1)	f(2)	g(2)	h(2)	i(3)	j(4)	k(4)	l(5)	m(6)

David J. Shea	January 18, 2008		$420,000	$840,000	$1,680,000

	March 6, 2008								37,000				$486,735

	May 22, 2008					29,167	58,333	116,666					$884,912

	December 10, 2008									200,000	$4.05	$4.01	$332,000

John J. Walker	January 18, 2008		$130,000	$260,000	$520,000

	January 29, 2008								10,000				$127,650

	April 23, 2008					10,000	20,000	40,000					$331,600

	December 10, 2008									90,000	$4.05	$4.01	$149,400

William P. Penders	January 18, 2008		$150,000	$300,000	$600,000

	January 29, 2008								25,000				$319,125

	April 23, 2008					10,834	21,667	43,334					$359,239

	December 10, 2008									120,000	$4.05	$4.01	$199,200

Elaine S. Beitler	January 18, 2008		$90,000	$180,000	$360,000

	January 29, 2008								8,500				$108,503

	April 23, 2008					6,667	13,333	26,666					$221,061

	December 10, 2008									45,000	$4.05	$4.01	$74,700

Scott L. Spitzer	January 18, 2008		$93,000	$186,000	$372,000

	January 29, 2008								8,500				$108,503

	April 23, 2008					6,667	13,333	26,666					$221,061

	December 10, 2008									45,000	$4.05	$4.01	$74,700

Notes:

1)	The amounts shown in these columns reflect the threshold, target, and maximum payments under the Company’s AIP, as described on page 32. The threshold is 50% of the target in column d and the maximum is 200% of the target in column d.

2)	These columns reflect the RSUs granted under the LTEIP, as described on page 33. The threshold is 50% of the target in column g and the maximum is 200% of the target in column g.

3)	RSUs were granted to the NEO’s pursuant to the Company’s 1999 Incentive Compensation Plan. These RSUs will vest 25% on each of the first four anniversaries of the grant date.

4)	These amounts include grants of Incentive Stock Options (ISOs) under the Company’s 1999 Incentive Compensation Plan, as described on pages 3-8. Each option permits the grantee to purchase shares of common stock at their fair market value on the date of the grant. The fair market value is defined as the mean of the highest and the lowest trading prices reported on the Exchange on that date. The vesting schedule and other terms of these options as set by the Compensation Committee are as follows: 25% of the grant will vest on each of the first four anniversaries of the grant date. Each option will expire on the seventh anniversary of the grant date or earlier under certain circumstances as outlined in the stock option agreement.

5)	The closing market price is shown here if it is different from the exercise price on the grant date. It is different for all options granted because the exercise prices are equal to the fair market value as defined above in footnote 4.

6)	These amounts represent the grant-date fair value of the entire awards. Assumptions used in the calculation of these amounts are included in footnotes (1) and (17) of the Company’s audited financial statements for the fiscal year ended December 31, 2008, which are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009.

2008 Outstanding Equity Awards at Fiscal Year End
	Option Awards(1)						Stock Awards
									Equity Incentive	Equity Incentive
			Equity Incentive						Plan Awards:	Plan Awards:
			Plan Awards:						Number of	Market or
	Number of	Number of	Number of				Number of	Market	Unearned	Payout of
	Securities	Securities	Securities				Shares or	Value of	Shares,	Unearned
	Underlying	Underlying	Underlying				Units of Stock	Shares or	Units or Other	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option			that Have Not	Units of Stock	Rights	Other Rights
	Options (#)	Options (#)	Unearned	Exercise	Option Expiration		Vested	That Have	That Have	That Have
	Exercisable	Unexerciseable	Options	Price	Date		(6)	Not Vested(6)	Not Vested	Not Vested
Name	a	b	Unexercisable	d	e		f	g	h	i
David J. Shea	12,000		0	$12.21875	December 15, 2009	(2)	6,667	$39,202
	38,100		0	$8.84375	December 12, 2010	(3)	37,000	$217,560
	23,000		0	$10.58000	December 18, 2009	(4)
	26,000		0	$13.85500	December 30, 2010	(4)
	75,000		0	$15.35500	December 15, 2011	(5)
	75,000	25,000	0	$14.67500	December 14, 2012	(5)
	55,000	55,000	0	$15.67500	December 13, 2013	(5)
	0	200,000	0	$4.04500	December 9, 2015	(5)
John J. Walker	12,500	12,500	0	$14.54000	September 17, 2013	(5)	10,000	$58,800
	15,000	15,000	0	$15.67500	December 13, 2013	(5)
	0	90,000	0	$4.04500	December 9, 2015	(5)
William P. Penders	10,000	10,000	0	$14.96000	February 12, 2013	(5)	25,000	$147,000
	25,000	25,000	0	$15.67500	December 13, 2013	(5)
	0	120,000	0	$4.04500	December 9, 2015	(5)
Elaine S. Beitler	5,000		0	$10.58000	December 18, 2009	(4)	8,500	$49,980
	12,000		0	$13.85500	December 30, 2010	(4)
	5,000	5,000	0	$14.96000	February 12, 2013	(5)
	12,500	12,500	0	$15.67500	December 13, 2013	(5)
	0	45,000	0	$4.04500	December 9, 2015	(5)
Scott L. Spitzer	10,000		0	$10.58000	December 18, 2009	(4)	3,334	$19,604
	10,000		0	$13.85500	December 30, 2010	(4)	8,500	$49,980
	11,500		0	$15.35500	December 15, 2011	(5)
	17,250	5,750	0	$14.67500	December 14, 2012	(5)
	12,500	12,500	0	$15.67500	December 13, 2013	(5)
	0	45,000	0	$4.04500	December 9, 2015	(5)

Notes:

1)	This portion of the table lists all options granted to the Named Executive Officers that have unexercised shares.

2)	These options vested at a rate of 25% per year over the first four years of the ten year option term.

3)	These options vested at a rate of 50% per year over the first two years of the ten year option term.

4)	These options vested over a rate of 50% per year over the first two years of the seven year option term.

5)	These options vested over a rate of 25% per year over the first four years of the seven year option term.

6)	This portion of the table lists all unvested restricted stock and restricted stock units under the 1999 Incentive Compensation Plan including grants made in and prior to 2008. The market value of shares that have not vested was determined by applying a per-share price equal to the closing price of the stock on the last trading day of 2008, which was $5.88.

2008 Options Exercised and Stock Vested

The following Named Executive Officers exercised stock options or had restrictions lapse on shares of restricted stock and RSUs during 2008. The value realized upon vesting of restricted stock and RSUs was calculated using the fair market value on the vesting date.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
			Number of Shares
	Number of Shares	Value Realized	Acquired on	Value Realized on
	Acquired on Exercise	on Exercise	Vesting (1)	Vesting
Name	a	b	c	d
David J. Shea	0	$0	211,828(2)	$2,976,038
John J. Walker	0	$0	71,486(3)	$1,029,398
William P. Penders	0	$0	125,066(4)	$1,774,026
Elaine S. Beitler	0	$0	52,807(5)	$741,193
Scott L. Spitzer	0	$0	64,943(6)	$927,821

Notes:

1)	These amounts include restricted stock and/or RSUs credited to the Named Executive Officer on outstanding restricted shares under the Company’s dividend reinvestment plan.

2)	For Mr. Shea, awards were settled on March 14, 2008 under the LTEIP plan based on the attainment of performance goals with respect to 200,000 shares from his July 12, 2006 grant and restrictions lapsed on December 14, 2008, with respect to 6,667 shares from his grant on December 14, 2006 grant.

3)	For Mr. Walker, awards were settled on March 14, 2008 under the LTEIP plan based on the attainment of performance goals with respect to 70,000 shares from his grant on September 18, 2006.

4)	For Mr. Penders, awards were settled on March 14, 2008 under the LTEIP plan based on the attainment of performance goals with respect to 120,000 shares from his grant on July 12, 2006 and restrictions lapsed on December 15, 2008 with respect to 2,333 shares from his December 15, 2005 grant.

5)	For Ms. Beitler, awards were settled on March 14, 2008 under the LTEIP plan based on the attainment of performance goals with respect to 50,000 shares from her grant on July 12, 2006 and restrictions lapsed on December 15, 2008 with respect to 1,667 shares from her December 15, 2005 grant.

6)	For Mr. Spitzer, awards were settled on March 14, 2008 under the LTEIP plan based on the attainment of performance goals with respect to 60,000 shares from his grant on July 12, 2006 and restrictions lapsed on September 21, 2008 with respect to 3,334 shares from his September 21, 2006 grant.

2008 Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under each of the Bowne Pension Plan (“Pension Plan”) and the Supplemental Executive Retirement Plan (“SERP”), determined using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Retirement Plan Potential Annual Payments and Benefits

				Payments During
		Number of Years of	Present Value of	Last Fiscal Year
	Plan Name	Credited Service	Accumulated Benefit	2008
Name (1)	(2)	(3)	(4)	(5)
David J. Shea	Qualified	1.000	$7,146	0
	SERP	20.000	$2,661,304	0
	Total		$2,668,450	0
John J. Walker	Qualified	1.000	$7,139	0
	SERP	4.500	$316,571	0
	Total		$323,710	0
William P. Penders	Qualified	22.833	$216,073	0
	SERP	20.000	$1,704,310	0
	Total		$1,920,383	0
Elaine S. Beitler	Qualified	10.417	$92,971	0
	SERP	10.417	$553,562	0
	Total		$646,533	0
Scott L. Spitzer	Qualified	7.667	$89,971	0
	SERP	15.333	$1,051,872	0
	Total		$1,141,843	0

Notes:

(1)	Mr. Spitzer is the only Named Executive Officer who has met the age 55 and five years of service criteria and is eligible for early retirement.

(2)	This column reflects the name of the Plan.

(3)	The number of years of credited service under the plan as discussed in page 45.

(4)	Actuarial present values are based on the same assumptions used to prepare the financial disclosure information under FAS 158 and assume a 6.25% (6% last year) discount rate.

(5)	Amount of payments or benefits paid during the last completed fiscal year.

The Pension Plan is a qualified defined benefit pension plan and provides for a retirement benefit equal to a percentage of average compensation to be paid upon termination of employment on or after normal retirement. Normal retirement means retirement on or after attainment of age 65. The percentage is equal to 1.25% times pre-2003 credited service plus .75% times post-2002 credited service. For Mr. Penders, the percentage is equal to 1.25% times credited service. Average compensation is defined as the average of the 5 highest consecutive years of compensation in the last 10 years of employment with the Company. Compensation includes base salary, annual cash incentive compensation and commissions but excludes all forms of special pay. The pension plan was amended as of December 31, 2007 to cease benefit accruals under the percentage of average compensation formula described above and to provide future benefit accruals under a cash balance design. Starting January 1, 2008, the Pension Plan established a cash balance account for each executive which will be credited with annual contribution credits equal to 3% of compensation and investment credits equal to the 10-year Treasury Rate plus 25 basis points, such rate not to be less than 2% nor greater than 7%.

The Pension Plan provides for early retirement after attainment of age 55 and completion of 5 years of credited service (or 30 years of service if the executive was hired prior to November 1, 1989). Payments attributable to the pre-2008 accrued benefit that commence prior to age 65 are actuarially reduced to reflect early commencement. An executive whose employment is terminated prior to age 65 because of total and permanent disability may receive an actuarially reduced pension. If an executive terminates employment prior to age 65 and before completing three years of service, no benefit is payable from the Pension Plan. The Pension Plan also provides a death benefit to the beneficiary of an executive who dies after completing at least 5 years of service and prior to the commencement of payments under the Pension Plan. The death benefit is equal to 50% of the pre-2008 benefit the executive was entitled to receive at his date of death assuming the executive elected the 50% joint and survivor annuity option plus 100% of the post-2007 cash balance account balance. The death benefit is payable in a lump sum if the beneficiary is not the executive’s spouse. Participants and spouse beneficiaries can elect optional forms of payment, including a lump sum, on an actuarially equivalent basis.

The SERP is an unfunded nonqualified defined benefit pension plan which was adopted in 1999. The objectives of the SERP are to provide pension credit for compensation that exceeds the limitations imposed by the Internal Revenue Code and to serve as a recruitment tool for mid-career hire executives in lieu of providing significant sign-on bonuses and / or equity grants.

The SERP provides for a target benefit equal to 2.5% of average compensation times years of credited service (not greater than 20 years) to be paid upon retirement at normal retirement. Normal retirement means retirement after attainment of age 62 and completion of 5 years of credited service or completion of 30 years of service, regardless of age. Years of credited service may include up to 15 years of employment with a prior employer if approved by the Chairman and Chief Executive Officer of the Company. In 2004, the SERP was amended to provide that the actual number of years of prior employer service credited may not exceed the actual number of years the participant worked at the Company. Prior employer service is disregarded if an executive terminates employment prior to attainment of age 50. The Named Executive Officers that have been granted prior employer service are Mr. Shea (a maximum of 15 years), Mr. Walker (a maximum of 10 years), and Mr. Spitzer (a maximum of 15 years). The portion of the Present Value of Accumulated Benefit in the table on page 44 attributable to the years of prior service credited for each of the named executive officers are for Mr. Shea $607,741 (based on 4.8333 years of prior service credit); Mr. Walker $110,126 (based on 2.250 years of prior service credit); and Mr. Spitzer $508,340 (based on 7.666 years of prior service credit). Average compensation is defined as the average of the 5 highest years of compensation in the last 10 years of employment with the Company. Compensation includes base salary plus annual cash incentive compensation determined on an accrual basis.

The actual SERP benefit is the excess of the target benefit over the sum of the Pension Plan benefit and the actuarial equivalent of the ratable portion of the prior employer’s benefit for those executives who were granted prior employer service. The ratable portion is determined based on the ratio of the additional years of credited service needed to complete 20 years to the number of years of prior employer service granted. The SERP provides a reduced early pension benefit upon retirement after attainment of age 55 and the completion of 5 years of service. The target benefit, net of any prior employer benefits, is reduced 5% for each year retirement precedes age 62 and then is further reduced by the Pension Plan benefit. An executive who terminates employment after completing 5 years of credited service, but before attainment of age 55 is eligible for a reduced early retirement benefit commencing at age 55, however, any prior employer service is disregarded unless the Company terminates the executive without cause after attainment of age 50. The SERP also provides a pension benefit, commencing at normal retirement, in the event an executive, who has completed at least 5 years of credited service, becomes totally and permanently disabled, as defined in the qualified Pension Plan. The SERP pension benefit for a disabled executive is determined as of normal retirement based on his average compensation as of his date of disability with continued credited service granted to normal retirement. The SERP also provides a survivor benefit payable to the beneficiary of an executive who dies in active service or while permanently disabled. The benefit payable to the beneficiary is equal to 50% of the executive’s average compensation as of his date of death reduced by the survivor benefit payable from the qualified Pension Plan and this amount is payable in 10 annual installments. The SERP contains a non-competition provision which requires the repayment of any benefits paid under the SERP as well as the forfeiture of any future payments to which the participant is entitled under the SERP if the participant enters into competition with the Company following retirement. For purposes of this provision, entering into competition includes the disclosure of confidential information, investment in a competing business, providing consulting assistance to a competing business, or serving as an officer or director of a competing business.

The SERP contains a change in control provision which provides that if an executive experiences a termination of employment within two years after a change in control, the SERP will make a lump sum distribution of the accumulated supplemental pension benefit calculated assuming benefits commence at age 55 or actual termination of employment, if later. The change in control benefit includes any prior employer service previously granted by the Chairman and Chief Executive Officer of the Company.

2008 Non-qualified Deferred Compensation

The table below contains information about the DSUs credited under the Company’s Long-term Performance Plan and Deferred Award Plan for each of the Named Executive Officers.

DSUs in this table represent the right to receive the same number of shares of Common Stock when the executive retires or terminates employment. A holder of these units may not vote them, but the Company credits him or her with the equivalent of any dividends paid on the Common Stock and converts that amount into additional units. These DSUs are comparable with those awarded under some circumstances to the Company’s non-employee directors, as described on page 18 under the heading “Compensation of Directors.” The Compensation Committee awarded the DSUs shown in this table under two plans described below.

•	Long-Term Performance Plan. This plan was terminated December 31, 2005 and was replaced with the LTEIP described on page 33. Prior to December 31, 2005, each Named Executive Officer participating in the plan was permitted to elect to receive his or her individual award under the plan either in cash or in DSUs, but he or she must take DSUs for any additional award reflecting achievement in excess of the goals. The number of units in each award is 120% of the amount of the cash benefit subject to the deferral. Beginning in 2006, the LTEIP replaced the Long-Term Performance Plan and the Deferred Award Plan discussed below.

•	Deferred Award Plan. This plan governs the deferral of other components of executive compensation, again in the form of DSUs. First, under the Company’s AIP, any amount earned in excess of the target incentive award must be paid in the form of DSUs. Second, if the Internal Revenue Code does not permit the Company to take a tax deduction for a particular cash bonus payment, deferral of that payment is mandatory. In both cases, the plan provides that the executive will receive DSUs equivalent in value to 120% of the portion of his or her incentive award which is subject to deferral. Third, if a contribution the Company makes under the 401(k) Savings Plan for the benefit of a particular executive would exceed the limit imposed by the ERISA, then the Company makes only the allowable contribution to the executive’s account and converts the balance into DSUs. In the latter case the Company’s Excess ERISA Plan provides for income taxes on the disallowed portion by awarding DSUs equivalent to 140% of the amount by which the contribution would have exceeded the allowable limit. Beginning with the 2008 contribution (made in March 2009), the Excess ERISA Plan contributions and tax allowance will be not be converted to DSUs and will be credited to a deferred account in cash which will be credited with interest at the rate of 120% of the long term applicable federal rate as published by the IRS.

In a case of financial hardship, the Compensation Committee has discretion to make an early distribution from an executive’s account. The distribution in an appropriate case will be the minimum number of shares of Common Stock sufficient to cover the hardship. The Compensation Committee also has discretion to revoke any award made under these incentive plans if an executive competes against the Company or discloses confidential information.

Non-Qualified Defined Contribution and Other Deferred Compensation Plans

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Aggregate
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Balance at Last FYE
Name	a(1)	b(2)	c(3)	d(4)	e(5)
David J. Shea	$0	$64,933	$13,545	$0	$369,031

John J. Walker	$0	$21,702	$56	$0	$2,034

William P. Penders	$0	$28,755	$1,920	$0	$52,696

Elaine S. Beitler	$0	$12,992	$859	$0	$23,608

Scott L. Spitzer	$0	$14,219	$512	$0	$14,611

Notes:

1)	This column was intentionally left blank.

2)	This amount reflects the ERISA excess benefit which was also reported in the All Other Compensation column of the Summary Compensation Table on page 39.

3)	This amount reflects the dividends credited to the DSUs.

4)	This column reflects withdrawals and distributions to employees who have left the Company.

5)	This amount reflects the market value of the full number of DSUs credited to each Named Executive Officer. The market value of DSUs that have vested was determined by applying a per-share price equal to the closing price of the stock on the last trading day of 2008, which was $5.88.

Termination Protection Agreements

The Company’s continuing Named Executive Officers are entitled to specified benefits 1) upon a change in control of the Company and 2) upon termination following a change in control of the Company. These benefits are provided for under the TPAs, and as specified in the Company’s 1999 Incentive Compensation Plan and accompanying award agreements.

The TPAs provide severance and other benefits if a covered executive’s employment is terminated by the Company without cause, or by the executive for “good reason” at any time within two years and six months following a change in control event.

A change in control is generally defined in the TPA and in the 1999 Incentive Compensation Plan as any of the following:

•	a change in the composition of the Board of Directors within any 12 month period with directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election;

•	any person or group acquires ownership of 50% or more of the total fair market value or the total voting power of the Company’s outstanding securities;

•	any person or group acquires ownership within a 12 month period of assets of the Company that have a total gross fair market value of 40% or more of the total gross fair market value of all the assets of the Company immediately before the acquisition(s); or

•	any person or group acquires within a 12 month period ownership of 30% or more of the total voting power of the Company’s outstanding securities.

Good reason is generally defined as a diminution in the executive’s title, duties, responsibilities, status or reporting relationship, the removal from or failure to re-elect to any positions held prior to the change in control, a reduction in base salary or a material change in place of employment.

Benefits provided under the TPAs include the following:

•	Two times the sum of the executive’s base salary and target annual incentive award;

•	A pro rata target incentive award based on the portion of the plan year or performance cycle worked prior to the termination date;

•	An additional one year of service and age under any of the Company’s pension plans;

•	Continuation of welfare (medical, dental, life insurance, disability insurance, and accidental death and dismemberment insurance) benefits for a period of up to two years (less if the executive commences full-time employment within the two year period); and

•	An additional amount to cover the payment by the executive of any excise taxes as well as any income and employment taxes on the additional amount.

The TPAs also provide for the immediate lapsing of exercise restrictions on outstanding stock options and of restrictions on sale of restricted stock or RSUs as of the date of a change in control.

In addition, the Company’s 1999 Incentive Compensation Plan and relevant award agreements provide for:

•	Immediate lapsing of exercise restrictions on outstanding stock options upon a change in control;

•	Immediate lapsing of restrictions on sale of restricted shares; and

•	A determination that, for any awards subject to performance conditions, the performance conditions will be deemed to be met.

Potential Payments Upon Termination After Change in Control

The following table shows the potential payments or other benefits upon termination after change in control for the Company’s Named Executive Officers as of December 31, 2008:

		David J.	John J.	William P.	Elaine S.	Scott L.
	Totals	Shea	Walker	Penders	Beitler	Spitzer
Contingent Payments
Severance (base and bonus)	$7,726,808	$3,079,039	$1,319,500	$1,399,731	$936,692	$991,846
Continuation of Health & Welfare Benefits	$72,895	$22,986	$2,047	$24,495	$2,047	$21,320
Outplacement Services(1)	$772,681	$307,904	$131,950	$139,973	$93,669	$99,185

Total Contingent Payments	$8,572,384	$3,409,928	$1,453,497	$1,564,199	$1,032,408	$1,112,351
Cash Out Value of Unvested Awards
Stock Options	$872,500	$349,000	$157,052	$209,400	$78,524	$78,524
Restricted Stock	$573,218	$252,834	$57,900	$144,752	$49,216	$68,516

Total Contingent Equity Awards	$1,445,718	$601,834	$214,952	$354,152	$127,740	$147,040
Value of Gross Up Payment to Executive	$5,060,586	$2,074,186	$915,593	$835,761	$518,137	$716,910
Defined Benefit Pension Lump Sum Payment	$9,896,731	$4,849,310	$809,155	$1,765,758	$644,312	$1,828,196

Total Value of Separation Payments	$24,975,419	$10,935,258	$3,393,197	$4,519,870	$2,322,598	$3,804,497

Notes

(1)	Data represents the maximum aggregate amount as allowed by TPA. Maximum allowance amount was used for determining the value of gross-up payment to executives and may therefore overstate these values.

Cash Out Value of Acceleration of Equity Value and Pension Benefits on Change in Control

The following table provides the potential amounts payable to the Named Executive Officers due to the acceleration of vesting and/or payment of stock options, restricted stock grants, RSUs under the LTEIP and SERP if a change of control would have occurred. In cases of termination of employment not in connection with a change in control, amounts payable to executives, other than Mr. Walker who is not fully vested, are limited to the amounts shown in the Present Value of Accumulated Benefit column of the Retirement Plan Potential Annual Payments and Benefits Table on page 44 and the Aggregate Balance at Last FYE column of the Non-Qualified Defined Contribution and Other Deferred Compensation Plans Table on page 47.

		David J.	John J.	William P.	Elaine S.	Scott L.
	Totals	Shea	Walker	Penders	Beitler	Spitzer
Contingent Payments
Cash Out Value of Unvested Awards
Stock Options	872,500	349,000	157,052	209,400	78,524	78,524
Restricted Stock	573,218	252,834	57,900	144,752	49,216	68,516

Total Contingent Equity Awards	1,445,718	601,834	214,952	354,152	127,740	147,040
Value of Gross Up Payment to Executive	0	0	0	0	0	0
Defined Benefit Pension Lump Sum Payment	1,173,607	689,834	483,773	0	0	0

Total Value of Separation Payments	$2,619,325	$1,291,668	$698,725	$354,152	$127,740	$147,040

Certain Relationships and Related Transactions

The Company has a consulting agreement with Mr. Crosetto, a director nominee and former President of the Company. For more information, see “Compensation of Directors” on page 18.

The Company has adopted a Related Party Transactions Policy which includes procedures for the review, approval and ratification of certain related party transactions. A copy of the Related Party Transactions Policy is available on our website (www.bowne.com). Under the policy, each related party transaction, and any material amendment or modification to a related party transaction, are reviewed and approved or ratified by the Nominating Committee, or, alternatively by any other committee of the Board of Directors composed solely of independent directors who are disinterested, or by the disinterested members of the Board of Directors. For any employment relationship or transaction involving an executive officer, any related compensation must be approved by the Compensation Committee, or approved by the Board of Directors upon the recommendation of the Compensation Committee for its approval. A related party must disclose to the General Counsel any proposed related party transaction of which that person is aware and disclose all material facts with respect thereto. The General Counsel will communicate such information to the Board and its committees in accordance with this policy.

Other Information

Proposals and nominations by stockholders.  Any stockholder may ask the Company to consider including a proposal in our proxy statement for the Annual Meeting in the year 2010. The proposal may be the nomination of a candidate for the Board of Directors, a by-law amendment or any other matter that is proper, under Delaware law. The Company will consider proposals, submitted in accordance with the Securities and Exchange Commission’s Rule 14a-8, for inclusion in the Company’s proxy materials for the Annual Meeting in the year 2010 only if they reach our executive offices by December 17, 2009.

A stockholder’s proposal must be in writing and must identify the proposer. The Company’s By-laws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under the Securities and Exchange Commission’s Rule 14a-8, but is instead sought to be presented directly at the 2010 Annual Meeting, must be received by the Company not earlier than 120 days nor later than 90 days in advance of the anniversary of the Company’s previous annual meeting. If the date of the annual meeting occurs more than 30 days before or 70 days after the anniversary of the Company’s previous annual meeting, stockholder proposals must be received no later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the date on which public announcement of the date of such meeting is first made. Proposals received after the time limit described above will be considered untimely. The nomination of a director candidate must also include written consent by the nominee that he or she will serve, if elected, as well as the information about both the candidate and the proposer which the rules and regulations of the Securities and Exchange Commission or the Exchange would require in a proxy statement relating to the election of that candidate.

All proposals and nominations should be addressed to our executive offices at 55 Water Street, New York, NY 10041, marked to the attention of Scott L. Spitzer, Senior Vice President, General Counsel and Corporate Secretary.

The Company has no notice that any stockholder will offer a nomination, by-law amendment or other proposal at the 2009 Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance.  The Company believes that during fiscal year 2008 all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Act of 1934 were timely filed.

About Form 10-K.  The Company files an annual report on Form 10-K every year with the Securities and Exchange Commission. By regular mail or by posting on the Company’s website (www.bowne.com) we have delivered to each stockholder a copy of that report for the fiscal year ended December 31, 2008. Anyone may request a copy of the latest Form 10-K by writing to Scott L. Spitzer, Senior Vice President, General Counsel and Corporate Secretary, Bowne & Co., Inc., 55 Water Street, New York, NY 10041; or by e-mail to scott.spitzer@bowne.com.

Appendix A

BOWNE & CO., INC.
1999 Incentive Compensation Plan
As Amended and Restated December 31, 2008

Effective December 31, 2008, Bowne & Co., Inc., a corporation organized under the laws of the State of Delaware, hereby amends and restates the 1999 Incentive Plan of Bowne & Co., Inc. (the “Plan”), as previously amended and restated May 25, 2006. Amounts deferred and vested under the Plan prior to January 1, 2005 shall be grandfathered and therefore shall continue to be governed by the terms of the Plan as in effect on October 3, 2004. Any amendments to the Plan on or after October 4, 2004 will not affect the foregoing grandfathered amounts unless specifically stated.

1.  Purpose.  The purpose of this 1999 Incentive Compensation Plan of Bowne & Co., Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company and its stockholders by providing a means to attract, retain and reward employees of the Company and its subsidiaries, nonemployee directors of the Company, and consultants and other persons who provide substantial services to the Company or its subsidiaries, to link compensation to measures of the Company’s performance in order to provide additional stock-based and cash-based incentives to such persons for the creation of stockholder value, and to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s stockholders.

2.  Definitions.  For purposes of the Plan, the following terms shall be defined as set forth below, in addition to the terms defined in Section 1 and elsewhere in the Plan:

(a) “Annual Incentive Award” means a conditional right granted to a Participant under Section 8(c) to receive a cash payment, Stock or other Award, unless otherwise determined by the Committee, based on performance in a specified fiscal year.

(b) “Award” means any Option, SAR, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Restricted Stock Unit, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any related right or interest, granted to a Participant under the Plan.

(c) “Beneficiary” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(d) “Board” means the Company’s Board of Directors.

(e) “Change in Control” and related terms have the meanings specified in Section 9.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(g) “Committee” means the Compensation and Management Development Committee of the Board. The foregoing notwithstanding, the term “Committee” shall refer to the full Board in any case in which it is performing any function of the Committee under the Plan.

(h) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 11(j) of the Plan.

(i) “Deferred Stock Unit” or “Restricted Stock Unit” means a right, granted to a Participant under Section 6(e), to receive Stock, cash or a combination thereof at the end of a specified deferral period.

(j) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(k) “Effective Date” means the effective date specified in Section 11(n).

(l) “Eligible Person” has the meaning specified in Section 5.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(n) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined by the Committee or under procedures established by the Committee in accordance with the requirements of Section 409A of the Code. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the mean between the highest and lowest sales prices reported on a composite basis for Stock traded on the principal securities exchange or automated quotation system on which Stock is then traded, on the date of the determination or, if there was no trade reported for that date or the Committee so directs, on the latest date for which a trade was reported.

(o) “Grant Date” means the date on which an Award is granted.

(p) “Incentive Stock Option” or “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Code Section 422 or any successor provision thereto.

(q) “Option” means a right, granted to a Participant under Section 6(b), to purchase Stock or other Awards at a specified price during specified time periods.

(r) “Other Stock Based Awards” means Awards granted to a Participant under Section 6(h).

(s) “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(t) “Performance Award” means a right, granted to a Participant under Section 8, to receive Awards or payments based upon performance criteria specified by the Committee.

(u) “Preexisting Plan” means the Company’s 1992 Stock Option Plan and 1997 Stock Incentive Plan.

(v) “Restricted Stock” means Stock granted to a Participant under Section 6(d) that is subject to certain restrictions and to a risk of forfeiture.

(w) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(x) “Stock” means the Company’s Common Stock, par value $.01 per share, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 11(c).

(y) “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c).

3.	Administration.

(a) Authority of the Committee.  The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant) and rules and regulations for the administration of the Plan; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. The Committee shall interpret and administer the Plan in a manner that will permit the Awards to be exempt from the restrictions of Section 409A of the Code where possible and that will permit the Deferred Stock Units, Restricted Stock Units or other nonqualified deferred compensation to comply with the requirements of Section 409A of the Code, including the payment restrictions applicable to “specified employees” as that term is defined in a resolution of the Board setting forth the definition used by the Company to identify such employees in accordance with Section 409A of the Code. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and stockholders. The foregoing notwithstanding, the Board shall perform the functions of the Committee for purposes of granting Awards under the Plan to non-employee directors, and the Board otherwise may perform any function of the Committee under the Plan, including for the purpose of ensuring that transactions under the Plan by Participants who are then subject to Section 16 of the Exchange Act in respect of the Company are exempt under Rule 16b-3.

(b) Manner of Exercise of Committee Authority.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any subsidiary, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability.  The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer, other officer or employee of the Company or a subsidiary, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or a subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.	Stock Subject to Plan.

(a) Overall Number of Shares Available for Delivery.  Subject to adjustment as provided in Section 11(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 7,950,000 plus the number of shares of Stock remaining available under the Preexisting Plan immediately prior to the Effective Date or subject to awards under the Preexisting Plan which become available in accordance with Section 4(b) after the Effective Date. No more than 1,000,000 shares may be issued in the form of Incentive Stock Options. As of May 19, 2009, including the new authorization of 1,500,000 shares of Stock, a total of 1,542,177 shares of Stock will be available for grant under the Plan; of this number, no more than 750,000 shares may be issued in the form of an Award other than an Option or SAR.

(b) Share Counting Rules.  The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. The issuance of Stock under the Plan shall be counted against the overall number of shares available for delivery under a one-to-one approach, to wit: the issuance of a share of Stock pursuant to the exercise of any Award, including an Option, SAR or other Award shall be counted as one share. Any share of Stock subject to an Award under the Plan or an award under the Preexisting Plan that is canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the Participant will again be available for Awards under the Plan. In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Company or a subsidiary, shares issued or issuable in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan, but shall be deemed to be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business. The foregoing provisions of this Section 4 (b) shall apply to the number of shares reserved and available for ISOs only to the extent consistent with applicable regulations relating to ISOs under the Code.”

5.  Eligibility; Per-Person Award Limitations.  Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means an executive officer of the Company, an employee of the Company or any subsidiary, a non-employee director of the Company, a consultant or other person who provides substantial services to the Company or a subsidiary, and any person who has been offered employment by the Company or a subsidiary, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary for purposes of eligibility for participation in the Plan. In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards intended to qualify as “performance-based compensation” under Code Section 162(m) under each of Section 6(b), 6(c), 6(d), 6(e), 6(f), 6(g) or 6(h) up to his or her Annual Limit (such Annual Limit to apply separately to Awards under each subsection). A Participant’s Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal 1.5 million shares plus the amount of the Participant’s unused Annual Limit relating to the same type of Award as of the close of the previous year, subject to adjustment as provided in Section 11(c) and determined in accordance with the share counting rules specified for this purpose in Code Section 162(m). In the case of an Award which is not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying Treasury Regulation 1.162-27(e)(4) (including a Performance Award under Section 8 not related to an Award specified in Section 6), an Eligible Person may not be granted Awards authorizing payment during any calendar year of an amount that exceeds the Participant’s Annual Limit, which for this purpose shall equal $3.5 million plus the amount of the Participant’s unused cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation in the preceding sentence). For this purpose, a Participant’s Annual Limit is used if it may be potentially earned or paid under a Performance Award, regardless of whether it is in fact earned or paid.

6.	Specific Terms of Awards.

(a) General.  Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the Grant Date or thereafter (subject to Section 11(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must by paid to satisfy the requirements of the Delaware General Corporation Law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

(b) Options.  The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price.  The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the Grant Date of such Option.

(ii) Option Term; Time and Method of Exercise.  The Committee shall determine the term of each Option, provided that in no event shall the term exceed a period of seven years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Stock, other Awards, or awards granted under other plans of the Company or any subsidiary, or other property (including “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods or forms in which Stock will be delivered or deemed to be delivered to Participants.

(iii) ISOs.  The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422, including but not limited to the requirement that no ISO shall be granted more than ten years after the Effective Date.

(c) Stock Appreciation Rights.  The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i) Right to Payment.  An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the Fair Market Value of one share of stock on the date of grant, as determined by the Committee, times the number of shares of Stock for which the SAR is being exercised. The Committee shall determine the term of each SAR, provided that in no event shall the term exceed a period of seven years from the date of grant.

(ii) Other Terms.  Subject to the provisions of Section 11(e) providing for the amendment of Awards, the Committee shall determine at the Grant Date, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR. SARs may be either freestanding or in tandem with other Awards.

(d) Restricted Stock.  The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Grant and Restrictions.  Restricted Stock shall be subject to such risk of forfeiture and such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/ or future service requirements), in such installments or otherwise, as the Committee may determine at the Grant Date or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the restricted period applicable to the Restricted Stock, subject to Section 11(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Certificates for Stock.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits.  As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Deferred Stock and Restricted Stock Units.  The Committee is authorized to grant Deferred Stock or Restricted Stock Units to Participants, which are the right to receive Stock, cash, or a combination thereof at the end of a specified deferral or restricted period, subject to the requirements of Section 409A of the Code and the following additional terms and conditions:

(i) Award and Restrictions.  Except as otherwise determined by the Committee, issuance of Stock will occur in the calendar year following the calendar year in which the deferral or restricted period specified for an Award of Deferred Stock or Restricted Stock Unit by the Committee (or, if permitted by the Committee, as elected by the Participant) expires. In addition, Deferred Stock or Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions shall lapse at the expiration of the deferral or restricted period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine. Deferred Stock or Restricted Stock Units may be satisfied by delivery of Stock, cash equal to the Fair Market Value of the specified number of shares of Stock covered by the Deferred Stock or Restricted Stock Units or a combination thereof, as determined by the Committee at the Grant Date or thereafter.

(ii) Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral or restricted period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Deferred Stock or Restricted Stock Unit), all Deferred Stock or Restricted Stock Units that are at that time subject to deferral (other than a deferral at the election of the Participant) or restrictions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to the Deferred Stock or Restricted Stock Units will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Dividend Equivalents.  Unless otherwise determined by the Committee as of the Grant Date, Dividend Equivalents on the specified number of shares of Stock covered by Deferred Stock or a Restricted Stock Units shall be deferred with respect to such Deferred Stock or Restricted Stock Units and the amount or value thereof automatically deemed reinvested in additional Deferred Stock or Restricted Stock Units, other Awards or other investment vehicles, as the Committee shall determine;

provided, however, that the Committee may permit a Participant to make elections relating to Dividend Equivalents on the Grant Date if and to the extent that such elections will not result in the Participant being in constructive receipt of or in violation of Section 409A of the Code with respect to amounts otherwise intended to be subject to deferral or restriction for tax purposes.

(f) Bonus Stock and Awards in Lieu of Obligations.  The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee. In the case of any grant of Stock to an officer or non-employee director of the Company in lieu of salary, fees or other cash compensation, the number of shares granted in place of such compensation shall be reasonable, as determined by the Committee.

(g) Dividend Equivalents.  Subject to other provisions of this Plan, the Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments. Dividend Equivalents may be awarded only in connection with an Award other than Options or SARs. The Committee may provide on the Grant Date that Dividend Equivalents shall be paid or distributed when accrued on the dividend payment date or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

(h) Other Stock-Based and Cash Awards.  The Committee is authorized, subject to limitations under applicable law, including Section 409A of the Code, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

(i) Director Deferrals.  Subject to other provisions of this Plan, the Committee is authorized to permit non-employee directors of the Board to defer on a mandatory or voluntary basis all or a portion of their fees, retainer and other Board compensation into Deferred Stock Units or cash, as determined by the Committee. Such deferrals shall be made on the same basis and subject to the same rules, rights and restrictions as the deferrals under The Bowne & Co., Inc. Stock Plan for Directors, including, without limitation, matching deferrals thereon.

7.	Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary, or any business entity to be acquired by the Company or a subsidiary, or any other right of a Participant to receive payment from the Company or any subsidiary; provided, however, that no substitution or exchange shall result in the reduction of the exercise price of any outstanding Option, grant price of any outstanding SAR, or purchase price of any other outstanding Award conferring a right to purchase Stock to an amount less than the Fair Market Value of a share at the Grant Date of the outstanding award. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

(b) Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Section 6(b)(ii), 6(c)(i) and elsewhere in the Plan.

(c) Form and Timing of Payment under Awards.  Subject to the requirements of Section 409A of the Code and the terms of the Plan and any applicable Award document, payments to be made by the Company or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine on the Grant Date, including, without limitation, cash, Stock, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, and the settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, upon the occurrence of one or more specified events (in addition to a Change in Control) specified on the Grant Date and in compliance with Section 409A of the Code. Notwithstanding the preceding provisions of this Section 7(c), no Option may be settled by a cash payment on any date when the Fair Market Value of the Stock is below the exercise price of the Option.

(d) Exemptions from Section 16(b) Liability.  With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction by such a Participant is exempt from liability under Rule 16b-3, except that this provision shall not limit sales by such a Participant, and such a Participant may engage in other non-exempt transactions under the Plan. The Committee may authorize the Company to repurchase any Award or shares of Stock resulting from any Award in order to prevent a Participant who is subject to Section 16 of the Exchange Act from incurring liability under Section 16(b). Unless otherwise specified by the Participant, equity securities or derivative securities acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

8.	Performance and Annual Incentive Awards.

(a) Performance Conditions.  The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under

Sections 8(b) and 8(c) in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m).

(b) Performance Awards Granted to Designated Covered Employees.  If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 8(b).

(i) Performance Goals Generally.  The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 8(b). Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria.  One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business units of the Company (except with respect to the total stockholder return and similar measures applicable to the Company as a whole), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) revenues; (3) cash flow, free cash flow, or cash flow return on investment; (4) interest expense after taxes; (5) return on net assets, return on assets, return on investment, return on invested capital, return on total capital, or return on equity; (6) value created; (7) operating margin; (8) net income before or after taxes, pretax earnings, pretax earnings before interest, depreciation and amortization, pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items, operating earnings, or net cash provided by operations; (9) stock price or total stockholder return; (10) sales above a specified threshold or in relation to prior periods; (11) reductions in operating expenses, (12) productivity improvements, and (13) an executive’s attainment of objective and measurable strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii) Performance Period; Timing for Establishing Performance Goals.  Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance- based compensation” under Code Section 162(m).

(iv) Performance Award Pool.  The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 8(b)(iii) . The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v) Settlement of Performance Awards; Other Terms.  Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 8(b). For performance periods commencing on or prior to January 1, 2009, the Committee may specify the circumstances in which a Performance Award shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a fiscal year or settlement of such Performance Award, but only to the extent such circumstance would not cause the Performance Award to cease to qualify as “performance-based compensation” for purposes of Code Section 162(m),

(c) Annual Incentive Awards Granted to Designated Covered Employees.  The Committee may grant an Annual Incentive Award to an Eligible Person who is designated by the Committee as likely to be a Covered Employee. Such Annual Incentive Award will be intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), and therefore its grant, exercise and/or settlement shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 8(c).

(i) Grant of Annual Incentive Awards.  Not later than the end of the 90th day of each fiscal year, or at such other date as may be required or permitted in the case of Awards intended to be “performance-based compensation” under Code Section 162(m), the Committee shall determine the Covered Employees who will potentially receive Annual Incentive Awards, and the amount(s) potentially payable thereunder, for that fiscal year. The amount(s) potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) in the given performance year, as specified by the Committee. The Committee may designate an annual incentive award pool as the means by which Annual Incentive Awards will be measured, provided that the portion of such pool potentially payable to the Covered Employee shall be preestablished. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5.

(ii) Payout of Annual Incentive Awards.  After the end of each fiscal year, the Committee shall determine the amount, if any, of the Annual Incentive Award for that fiscal year payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount. For performance periods commencing on or prior to January 1, 2009, the Committee may specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a fiscal year or settlement of such Annual Incentive Award, but only to the extent such circumstance would not cause the Annual Incentive Award to cease to qualify as “performance-based compensation” for purposes of Code Section 162(m),

(d) Written Determinations.  Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards and Annual Incentive Awards, the achievement of performance goals relating to Performance Awards and Annual Incentive Awards, and the amount of any final Performance Award and Annual Incentive Award shall be recorded in writing, except in the case of Performance Awards not intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to operating profits and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

9. Change in Control.

(a) Effect of “Change in Control.” In the event of a “Change in Control,” the following provisions shall apply unless otherwise provided in the Award document:

(i) Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control and shall remain exercisable and vested for the balance of the stated term of such Award without regard to any termination of employment or service by the Participant, subject only to applicable restrictions set forth in Section 11(a);

(ii) The restrictions, deferral of settlement, and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 11(a); and

(iii) With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, such performance goals and other conditions will be deemed to be met if and to the extent so provided by the Committee in the Award document relating to such Award or other agreement with the Participant.

(b) Definition of “Change in Control.” A “Change in Control” means, in accordance with the requirements of Section 409A of the Code, the occurrence of one of the following events:

(i) The date any one person, or more than one person acting as a group, acquires ownership of Stock of the Company that, together with Stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the Stock of the Company.

(ii) The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of Stock of the Company possessing 30 percent or more of the total voting power of the Stock of the Company.

(iii) The date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

(iv) The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Any determination of the occurrence of any Change in Control made in good faith by the Board, on the basis of information available at the time to it, shall be conclusive and binding for all purposes under the Plan.

10.	Additional Award Forfeiture Provisions

(a) Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises.  Unless otherwise determined by the Committee, each Award granted hereunder shall be subject to the following additional forfeiture conditions, to which each Participant who accepts an Award hereunder is hereby deemed to agree. If any of the events specified in Section 10(b)(i), (ii), or (iii) occurs (a “Forfeiture Event”), all of the following forfeitures will result:

(i) The unexercised portion of the Option, whether or not vested, and any other Award not then settled (except for an Award that has not been settled solely due to an elective deferral by the Participant) will be immediately forfeited and cancelled upon the occurrence of the Forfeiture Event; and

(ii) The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Option Gain (as defined herein) realized by Participant upon each exercise of an Option that occurred on or after (A) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while Participant was employed by the Company or a subsidiary, or (B) the date that is six months prior to the date Participant’s employment by the Company or a subsidiary terminated, if the Forfeiture Event occurred after Participant ceased to be so employed. For purposes of this Section, the term “Option Gain” in respect of a given exercise shall mean the product of (X) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the Option was exercised at that date.

(b) Events Triggering Forfeiture.  The forfeitures specified in Section 10(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during Participant’s employment by the

Company or a subsidiary or during the one-year period following termination of such employment (but not later than 18 months after the Award terminates or, in the case of an Option, is fully exercised):

(i) Participant, acting alone or with others, directly or indirectly, prior to a Change in Control, (A) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless the Participant’s interest is insubstantial, in any business in an area or region in which the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary; (B) induces any customer or supplier of the Company or a subsidiary with whom Participant has had contacts or relationships, directly or indirectly, during and within the scope of his employment with the Company or any subsidiary, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary; or (C) induces, or attempts to influence, any employee of or service provider to the Company or a subsidiary to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company conducts on any particular date and which third parties may reasonably be deemed to be in competition with the Company. For purposes of this Section 10(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee it its discretion, of less than five percent of the outstanding equity of the entity;

(ii) Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any subsidiary, any proprietary information of the Company or any subsidiary so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process, or Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process; or

(iii) Participant fails to cooperate with the Company or any subsidiary by making himself or herself available to testify on behalf of the Company or such subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary in any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary, as reasonably requested.

(c) Agreement Does Not Prohibit Competition or Other Participant Activities.  Although the conditions set forth in this Section 10 are deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in any activity, including but not limited to competition with the Company and its subsidiaries. Rather, the non-occurrence of the Forfeiture Events set forth in Section 10(b) is a condition to Participant’s right to realize and retain value from his or her compensatory Options and Awards, and the consequence under the Plan if Participant engages in an activity giving rise to any such Forfeiture Event, which Forfeiture Events and activities are hereby acknowledged to be harmful to the Company, are the forfeitures specified herein. The Company and Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Section 10(a) and 10(b).

(d) Right of Setoff.  Participant agrees that the Company or any subsidiary may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary may owe to Participant from time to time, including amounts owed as wages or other compensation, fringe benefits, or other amounts owed to Participant, such amounts as may be owed by Participant to the Company under Section 10(a), although Participant shall remain liable for any part of Participant’s payment obligation under Section 10(a) not satisfied through such deduction and setoff.

(e) Committee Discretion.  The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing any such Award.

11.	General Provisions.

(a) Compliance with Legal and Other Requirements.  The Company may postpone the issuance or delivery of Stock or payment of other benefits under any Award if the Company reasonably anticipates that the delivery of such Stock or payment of other benefits would violate any federal or state law, rule or regulation and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations provided however that delivery of Stock or payment of other benefits shall be made at the earliest date at which the Company reasonably anticipates that such delivery of Stock or payment of other benefits will not cause a violation of the applicable laws, rules and regulations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b) Limits on Transferability; Beneficiaries.  No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more family members of the Participant (or trusts established on their behalf) during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award document (subject to any terms and conditions which the Committee may impose thereon). Notwithstanding anything herein to the contrary, in no event may any outstanding Award be transferred by a Participant for value or consideration, nor may the Committee permit such a transfer. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, upon a Change in Control, the Committee may make provision for a cash payment to the holder of an outstanding Option in consideration for the cancellation of such Option in an amount equal to the excess, if any, of the amount of cash and fair market value of property that is the price per share paid in any transaction triggering the Change in Control over the per share exercise price of such Option, multiplied by the number of shares of Stock covered by such Option. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals, and Annual Incentive Awards and any Annual Incentive Award pool or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or any business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, SARs, Performance Awards granted under Section 8(b) or Annual Incentive Awards granted under Section 8(c) to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder. Any adjustment to an Option or SAR pursuant to this section 10(c) must meet the requirements of Section 409A of the Code.

(d) Taxes.  The Company and any subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s mandatory withholding obligations, either on a mandatory or elective basis in the discretion of the Committee. In each such case, the Fair Market Value of the Stock withheld shall not exceed the minimum dollar amount that is required to be withheld by the Company under applicable federal, state or local income tax laws, or the comparable rules of jurisdictions outside of the United States.

(e) Changes to the Plan.  The Board may amend, suspend, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that, except in the case of adjustments authorized under Section 11(c), no amendment shall reduce the exercise price of any outstanding Option, grant price of any outstanding SAR, or purchase price of any other outstanding Award conferring a right to purchase Stock to an amount less than the Fair Market Value of a share of Stock at the Grant Date of the outstanding award, or shall exchange an outstanding Option or SAR for cash, other Awards, an Option with an exercise price that is less than the exercise price of the original Option, or a SAR with a grant price that is less than the grant price of the original SAR without prior shareholder approval; and provided further, that any amendment to the Plan shall be subject to the approval of the Company’s stockholders not later than the annual meeting for which the record date is after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award.

(f) Limitation on Rights Conferred under Plan.  Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary, (ii) interfering in any way with the right of the Company or a subsidiary to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(g) Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Code Section 162(m), including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares.  Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Code Section 162(m).  It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 8 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder (including Proposed Regulation 1.162-27). However, the Committee retains the right to grant awards which do not qualify as performance based compensation under Code Section 162(m). If the Committee decides that an award will comply with Code Section 162(m) then, in such event, the terms of Sections 8(b), (c), and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Award document relating to a Performance Award or Annual Incentive Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k) Governing Law.  The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award document shall be determined in accordance with the Delaware General Corporation Law, the laws of the state of New York applicable to contracts made and to be performed in the State of New York, without regard to principles of conflicts of laws, and applicable federal law.

(l) Awards under Preexisting Plans.  Upon approval of the Plan by stockholders of the Company as required under Section 11(m), no further awards shall be granted under the Preexisting Plans.

(m) Awards to Participants Outside the United States.  The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 11(m) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(n) Plan Effective Date and Stockholder Approval.  The Amended and Restated Plan shall become effective if, and at such time as, the stockholders of the Company have approved it by the affirmative votes of the holders of a majority of the voting securities of the Company present, or represented, and entitled to vote on the subject matter at a duly held meeting of stockholders. Unless earlier terminated by action of the Board of Directors, the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

Directions to 55 Water Street

New York, New York 10041

●	By subway, take the 4 or 5 to the Bowling Green stop;
Take the 1 to the South Ferry stop;
Take the 2 or 3 to the Wall Street stop;
Take the J, M or Z to the Broad Street stop; or
Take the R or W to the Whitehall Street stop.

●	By bus, take the M15 down Second Avenue.

●	For cars, there is a parking facility in the building with entrances on South Street and Old Slip.

Please bring your admission ticket and a picture identification.

BOWNE

ANNUAL MEETING OF BOWNE & CO., INC.

1: Election of Class I Directors

Vote For All Nominees	Withhold Vote From All Nominees	*Vote For All Except
☐	☐	☐

Proposal Number	For	Against	Abstain	Directors Recommend
2:	☐	☐	☐	For
3:	☐	☐	☐	For

PROPOSAL(S)

1: Election of Class I Directors
Nominees: 01 Stephen V. Murphy; 02 Gloria H. Portela; 03 Vincent Tese; 04 Richard R. West

______________________ Please Sign Here ______________________ Please Date Above

______________________ Please Sign Here ______________________ Please Date Above

BOWNE

INTERNET

Go To
www.proxypush.com/bne
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

1-866-390-5389
- Use any touch-tone telephone.
- **Have your Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your Voting Instruction Form.
- Detach your Voting Instruction Form.
- Return your Voting Instruction Form in the postage-paid envelope provided.

PROXY TABULATOR FOR

EVENT #

CLIENT #

OFFICE #

ANNUAL MEETING OF BOWNE & CO., INC. Date: Tuesday, May 19, 2009 Annual General Meeting of Bowne & Co., Inc. Time: 10:00 a.m. (EST) Place: 55 Water St. NY, NY 10041 to be held Tuesday, May 19, 2009 See Voting Instruction on Reverse Side. For Holders as of April 1, 2009 Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR proposals 1 through 3. . provided INTERNET TELEPHONE 1: Election of Class I Directors Vote For Withhold Vote *Vote For Go To 1-866-390-5389 All Nominees From All Nominees All Except www.proxypush.com/bne envelope UCast your vote online. OR UUse any touch-tone telephone. UView Meeting Documents. UHave your Voting Instruction Form ready. UFollow the simple recorded instructions. *INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write the number(s) in the space provided to the right. in the MAIL portion UMark, sign and date your Voting Instruction Form. Proposal Directors OR Number Recommend UDetach your Voting Instruction Form. For Against Abstain UReturn your Voting Instruction Form in the postage-paid envelope provided. 2: For All votes must be received by 5:00 pm, Eastern Standard Time, May 18, 2009. 3: For and return just this perforation PROPOSAL(S) 1: Election of Class I Directors Nominees: 01 Stephen V. Murphy 03 Vincent Tese 02 Gloria H. Portela 04 Richard R. West at the 2: Approval of the Appointment of KPMG, LLP as Company Auditors. PROXY TABULATOR FOR carefully 3: Approval of the Amended and Restated Bowne & Co., Inc. 1999 Incentive Compensation Plan. BOWNE & CO., INC. c/o MEDIANT COMMUNICATIONS separate P.O. BOX 8016 CARY, NC 27512-9903 Please To attend the meeting and vote your shares EVENT # in person, please mark this box. Authorized Signatures — This section must be CLIENT # completed for your Instructions to be executed. OFFICE # Please Sign Here Please Date Above Please Sign Here Please Date Above

Revocable Proxy — Bowne & Co., Inc. Annual Meeting of Shareholders May 19, 2009 Your Vote is Solicited on Behalf of the Board of Directors Revoking any prior appointment, the person signing this card appoints David J. Shea and Scott L. Spitzer, and each of them, attorneys-in-fact and agents with power of substitution, to vote as proxies for the undersigned at the Annual Meeting of Stockholders of Bowne & *V 0UJ___[V IL OLSK H[ [OL VMAJLZ VM [OL *VTWHU`H[LY :[YLL[ 5L @VYR 5L @VYR on Tuesday, May 19, 2009, beginning at 10:00 A.M. (local time), and at any adjournment thereof, with respect to the number of shares the undersigned would be entitled to vote if WLYZVUHSS` WYLZLU[ 0U [OL JHZL VM ZOHYLZ V ULK ILULAJPHSS` [OYV\NO [OL )V UL ,TWSV`LLZ» R :H]PUNZ 7SHU VY . card instructs the plan trustees and their proxies to vote with respect to the number of shares held for his or her account. The shares covered by these instructions, when properly executed, will be voted in accordance with recommendations by the Board of Directors and with the discretion of the named proxies on any other business that may properly come before the meeting, unless instructions to the contrary are indicated on the reverse side. The person signing acknowledges receipt of a copy of the proxy statement relating to the Annual Meeting. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) Please separate carefully at the perforation and return just this portion in the envelope provided .